UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Dynex Capital, Inc.
(Name of Registrant as Specified in Its Charter)

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Dynex Capital, Inc.

Notice of Annual Meeting of Shareholders
and
Proxy Statement

Annual Meeting of Shareholders
May 16, 2017

DYNEX CAPITAL, INC.

March 31, 2017

To Our Common Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) to be held at the offices of Troutman Sanders LLP, 15th Floor, located at 1001 Haxall Point, Richmond, Virginia on Tuesday, May 16, 2017, at 9:00 a.m. Eastern Time.

The business of the meeting is to consider and act upon the election of directors; to approve, in an advisory and non-binding vote, the compensation of our named executive officers; to vote, on an advisory and non-binding basis, on the frequency of future advisory votes on compensation of our named executive officers; and to ratify the selection of the auditors of the Company.

As permitted by rules adopted by the Securities and Exchange Commission, we are furnishing our proxy statement, 2016 Annual Report to Shareholders and proxy card over the Internet to most of our shareholders.  This means that most of our shareholders will initially receive only a notice containing instructions on how to access the proxy materials over the Internet. This approach lowers the cost of delivering the annual meeting materials and reduces the environmental impact of the meeting. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you receive your proxy materials by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. Instructions regarding all three methods of voting are contained in the proxy card. If you mail the proxy card and desire to vote your shares of common stock in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy card in the envelope provided in order to record your vote.

Sincerely,

    Thomas B. Akin
Chairperson of the Board

DYNEX CAPITAL, INC.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060
(804) 217-5800
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Common Shareholders:

The Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) will be held at the offices of Troutman Sanders LLP, 15th Floor, located at 1001 Haxall Point, Richmond, Virginia on Tuesday, May 16, 2017, at 9:00 a.m. Eastern Time, to consider and act upon the following matters:

1.	To elect five (5) directors of the Company, to hold office until the next annual meeting and until their successors are elected and duly qualified; and

2.	To approve, in an advisory and non-binding vote, the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement; and

3.	To vote, on an advisory and non-binding basis, on the frequency of future advisory votes on the compensation of the Company’s named executive officers; and

4.	To ratify the selection of BDO USA, LLP, independent certified public accountants, as auditors for the Company for the 2017 fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record of our common stock at the close of business on March 13, 2017, the record date, will be entitled to vote at the Annual Meeting.

Management desires to have maximum representation at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the accompanying Proxy Statement. If you receive these materials by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. A proxy may be revoked by a shareholder at any time prior to its use by notice in writing to the Secretary of the Company, by submitting a later-dated proxy to the Secretary of the Company, by changing your vote via the toll-free telephone number or over the Internet or by attending the Annual Meeting and requesting to vote in person (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must bring a legal proxy or broker's proxy card to the meeting as proof of your authority to vote the shares).

By Order of the Board of Directors
Stephen J. Benedetti
Executive Vice President, Chief Financial Officer,
Chief Operating Officer and Secretary

Dated: March 31, 2017

DYNEX CAPITAL, INC.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060
(804) 217-5800
____________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 16, 2017

To Our Shareholders:

This Proxy Statement is furnished to the holders of the common stock of Dynex Capital, Inc. (the “Company”) in connection with the solicitation by the Company’s Board of Directors of proxies to be used at the Annual Meeting of Shareholders of the Company to be held at the offices of Troutman Sanders LLP, 15th Floor, located at 1001 Haxall Point, Richmond, Virginia on Tuesday, May 16, 2017, at 9:00 a.m. Eastern Time (the “Annual Meeting”). The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and its 2016 Annual Report to Shareholders available to most of our shareholders electronically via the Internet. On March 31, 2017, we commenced mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. Most shareholders will not receive a printed copy of the proxy materials in the mail, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review over the Internet all of the important information contained in the Proxy Statement and Annual Report and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, May 16, 2017

The Proxy Statement and 2016 Annual Report to Shareholders are available on the Internet at: www.envisionreports.com/DYNX.

GENERAL INFORMATION
Solicitation

You have received these proxy materials because the Company’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by the Internet and the mail, and also may be made by personal interview, telephone and e-mail by directors and officers of the Company, acting without compensation other than their regular compensation. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of shares of common stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding these proxy materials to such beneficial owners.

Voting Rights

Holders of shares of common stock at the close of business on March 13, 2017, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date, 49,208,662 shares of common stock were outstanding, with each outstanding share of common stock entitled to one vote for each of the five directors nominated and one vote on each other matter presented at the Annual Meeting. Holders of shares of the Company’s Series A Preferred Stock and Series B Preferred Stock are not entitled to notice of or to vote at the Annual Meeting.

Quorum

The presence of a majority of the outstanding shares of common stock entitled to vote, in person or by proxy, will constitute a quorum for all matters presented at the Annual Meeting. Shares represented by proxy or in person at the Annual Meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote “for” or “against” such matter. “Broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or the persons entitled to vote the shares, and (ii) the broker does not have discretionary voting power on a particular matter) will be treated in the same manner as abstentions. The election of directors, the advisory vote to approve the compensation of the Company’s named executive officers and the advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers are not considered routine matters and, therefore, brokers do not have discretionary voting power with respect to these proposals. The ratification of the selection of BDO USA, LLP as the Company’s auditors for the 2017 fiscal year is considered a routine matter and, therefore, brokers do have discretionary voting power with respect to this proposal.

Vote Required

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the directors will be elected by a plurality of the votes cast in the election of directors; therefore, abstentions, broker non-votes or withheld votes will have no effect on the outcome of the election.

For the advisory vote to approve the compensation of the Company’s named executive officers and the ratification of the selection of BDO USA, LLP as the Company’s auditors for the 2017 fiscal year, votes may be cast in favor or against, or you may abstain from voting. For these proposals, if a quorum is present, such proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. For the advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers, votes may be cast for one, two or three years, or you may abstain from voting. For this proposal, the option that receives the highest number of votes in favor will be the frequency that is selected by the shareholders. Abstentions or broker non-votes will have no effect on the outcome of any such proposals.

Information about Voting

You will receive multiple Notices of Internet Availability of Proxy Materials or printed copies of the proxy materials if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. You should vote the shares represented by each Notice of Internet Availability of Proxy Materials or proxy card you receive to ensure that all of your shares are voted.

Shareholders of record can vote in person at the Annual Meeting or by proxy. There are three ways for shareholders of record to vote by proxy:

•
By Telephone - you can vote by telephone toll-free by following the instructions on the proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card);

•
By Internet - you can vote over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card); or

•	By Mail - if you received these proxy materials by mail, you can vote by mail by signing, dating and mailing the proxy card in the postage-paid envelope provided.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 15, 2017. If you hold shares in the Dynex Capital, Inc. 401(k) Plan, your voting instructions for those shares must be received by 5:00 p.m. Eastern Time on May 12, 2017 to allow sufficient time for voting by the trustee of the plan.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers.

Revocability of Proxy

If you are a shareholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods:

•	By submitting a written notice of revocation to the Secretary of the Company by the close of business on May 15, 2017;

•	By submitting by the close of business on May 15, 2017 a completed proxy card bearing a later date than any other proxy submitted by you;

•
By toll-free telephone by following the instructions on the proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card) by 11:59 p.m. Eastern Time on May 15, 2017;

•
By visiting the web page listed on the Notice of Internet Availability of Proxy Materials or proxy card and following the instructions (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card) by 11:59 p.m. Eastern Time on May 15, 2017; or

•	By attending the Annual Meeting and requesting to vote in person.

Your latest proxy card, telephone vote, or Internet proxy with respect to the same shares is the one that will be counted.

If your shares are held in the name of a bank, broker or other holder of record, you should contact the holder of record to change your vote.

Voting your shares by telephone or over the Internet or sending in a proxy card will not affect your right to attend the Annual Meeting and to vote in person. However, if your shares are held in the name of a bank, broker or other holder of record and you plan to vote in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card to bring to the Annual Meeting as proof of your authority to vote the shares.

If you vote in time for the Annual Meeting using the proxy, the individuals named on the proxy (your “proxies”) will vote your shares of common stock in accordance with the choices you specified. If you properly submit a proxy without indicating your instructions, the shares of common stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors, FOR the approval of the compensation of the Company’s named executive officers, for the option of every ONE YEAR as the frequency for future advisory votes on the compensation of the Company’s named executive officers and FOR the ratification of the selection of BDO USA, LLP as the Company’s auditors for the 2017 fiscal year.

Directions to Annual Meeting

Directions to attend the Annual Meeting, where you may vote in person, may be obtained by calling Investor Relations at (804) 217-5897.

Other Matters

Management and the Board of Directors of the Company know of no other matters to come before the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if any other matters are properly presented to the shareholders for action, it is the intention of the individuals named in the proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K, including financial statements for the year ended December 31, 2016, which is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials and is being mailed together with this Proxy Statement to shareholders who receive the proxy materials by mail, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

On November 28, 2016, then-director James C. Wheat, III notified the Board of Directors of his decision to not stand for re-election to the Board of Directors at the Annual Meeting in order to focus on other business commitments. His Board service ended effective December 31, 2016. In connection therewith, on February 28, 2017, the Board approved an amendment to the Company’s Bylaws decreasing the size of the Board from seven directors to six directors.

In addition, on March 15, 2017, director and Chairperson Thomas B. Akin notified the Board of Directors of his decision to not stand for re-election to the Board of Directors at the Annual Meeting.  Mr. Akin will continue to serve as a director and Chairperson of the Board through the end of his current term, which ends at the Annual Meeting. The Board anticipates amending the Company’s Bylaws further to decrease the size of the Board from six to five directors effective as of the end of the Annual Meeting.

Mr. Wheat joined the Board in August 2008. Mr. Akin has been a director of the Company since 2003. Since May 17, 2016, Mr. Akin served as Chairperson of the Board, having previously served as Executive Chairperson of the Board from January 1, 2014 until May 17, 2016. Prior to 2014, Mr. Akin was Chairperson of the Board since May 2005 and Chief Executive Officer of the Company since February 2008. The Company is grateful to both Mr. Wheat and Mr. Akin for their years of service and valuable contributions to the Company.

Pursuant to Virginia law and our Articles of Incorporation, directors of the Company are to be elected by the holders of shares of common stock at the Annual Meeting to serve until the next annual meeting and until their successors are elected and duly qualified. On the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated Byron L. Boston, Michael R. Hughes, Barry A. Igdaloff, Valerie A. Mosley and Robert A. Salcetti for election by the holders of shares of common stock to the Board of Directors at the Annual Meeting.

Unless otherwise indicated, a proxy will be voted FOR the election of Messrs. Boston, Hughes, Igdaloff and Salcetti and Ms. Mosley to the Board of Directors. Each director nominee has agreed to serve if elected. Selected biographical information regarding each director nominee is set forth below.

Although it is anticipated that each director nominee will be able to serve, should any nominee become unavailable to serve, the shares represented by each proxy will be voted for another person or persons designated by the Company’s Board of Directors. In no event will a proxy be voted for more than five directors.

Board of Directors Nominees

The following information sets forth the names, ages, principal occupations and business experience for the Company’s director nominees as of March 16, 2017. In addition to the information presented below regarding each director nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees. Unless otherwise indicated, the business experience and principal occupations shown for each director has extended five or more years.

Byron L. Boston (58) became a director of the Company in March 2012. Since January 1, 2014, Mr. Boston has served as Chief Executive Officer, President and Co-Chief Investment Officer. Prior to January 1, 2014, Mr. Boston served as President and Chief Investment Officer since March 1, 2012, and held the position of Chief Investment Officer since April 2008. Prior to joining the Company, Mr. Boston served as Executive Vice President of Sunset Financial Resources, Inc., a mortgage REIT located in Jacksonville, Florida and as a senior officer for the Freddie Mac Corporation. Mr. Boston has also held banking and trading positions at New York investment banking firms. Mr. Boston currently serves on the board of directors of the Mortgage Bankers Association (“MBA”) and the Salzburg Global Seminar (“Salzburg”). Mr. Boston holds an A.B. in Economics and Government from Dartmouth College and an M.B.A. in Finance and Accounting from the Graduate School of Business, University of Chicago. Mr. Boston serves as a member of the Investment Committee for the Company.

We believe Mr. Boston’s qualifications to serve on our Board of Directors include his experience gained as our President and Chief Investment Officer, and more recently as our Chief Executive Officer. In addition, he has substantial experience investing in mortgage assets gained in his years at Freddie Mac Corporation, Sunset Financial Resources, Inc., and various financial services firms. His participation on the MBA and Salzburg boards exposes him to important developments in housing finance and global regulation of financial institutions and services firms. These experiences allow Mr. Boston to offer a different perspective on the Company’s current and future business operations regarding investments, which is a valuable resource for our Board of Directors.

Michael R. Hughes (56) became a director of the Company in November 2010 and has been designated as our Lead Independent Director. Mr. Hughes joined Switchmate Home, LLC as Chief Financial Officer in March 2017, after previously serving as Portfolio Manager at Ascend Capital Management since 2012. He also serves on the board of trustees and is a past president of the Bentley School in Oakland, California. Mr. Hughes was a partner and portfolio manager of Osterweis Capital Management from 2005 to 2008 and was the First Vice President of Merrill Lynch Financial Institutions Research from 1989 to 2005. Mr. Hughes began his career as an equity analyst at Dean Witter Reynolds in 1986. Mr. Hughes serves as the Chairperson of the Nominating & Corporate Governance Committee and as a member of the Compensation Committee and the Investment Committee for the Company. Mr. Hughes holds an A.B. from the University of California at Berkeley in Geophysics. Mr. Hughes was awarded the Chartered Financial Analyst (CFA) designation in 1991.

We believe Mr. Hughes’ qualifications to serve on our Board of Directors include his background as a portfolio manager of financial institutions, as well as his extensive experience as a securities analyst overseeing equity analysis for mortgage companies, mortgage REITs, consumer and commercial finance, and government agencies including Fannie Mae and Freddie Mac. These experiences, coupled with Mr. Hughes’ CFA designation and substantial financial expertise, allow him to offer significant insights and advice, thus making him a valuable addition to our Board.

Barry A. Igdaloff (62) has been a director of the Company since 2000. Mr. Igdaloff has been an investment advisor and the sole proprietor of Rose Capital in Columbus, Ohio, since 1995. Mr. Igdaloff graduated from Indiana University in 1976 with a B.S.B. in accounting and from The Ohio State University in 1978, with a Juris Doctorate degree. Mr. Igdaloff is a non-practicing certified public accountant and a non-practicing attorney. Mr. Igdaloff currently is chairman of the board of directors of Novation Companies, Inc. and is chairman of its audit and investment committees. Previously, Mr. Igdaloff served on the board of Guest Supply, Inc. Mr. Igdaloff serves as the Chairperson of the Audit Committee and as a member of the Investment Committee and the Nominating & Corporate Governance Committee for the Company.

We believe Mr. Igdaloff’s qualifications to serve on our Board of Directors include his financial expertise and his years of experience as an investment advisor, attorney, and accountant. Investment, legal, and accounting issues impact the Company in various ways, and Mr. Igdaloff’s ability to draw on his experience in these professions allows him to contribute a unique perspective to the Board of Directors. In addition, as a result of his financial expertise and prior audit committee service, Mr. Igdaloff provides valuable insight and advice to our Board of Directors regarding our financial risk exposures and financial reporting matters. Mr. Igdaloff’s tenure on our Board and his understanding of the mortgage REIT industry gained from his service enables him to be a significant contributor to our investment strategy.

Valerie A. Mosley (57) joined the Board of Directors in December 2013. Ms. Mosley is the founder, and since June 2012 has been the chief executive officer, of Valmo Ventures, a company that creates, collaborates, and invests in companies, assets, and efforts that add value to portfolio returns and to society. Prior to becoming chief executive officer of Valmo Ventures, Ms. Mosley was partner, senior vice partner and investment strategist at Wellington Management Company, LLP. During a 20-year career at Wellington Management Company, LLP, Ms. Mosley managed a multi-billion dollar investment portfolio for corporate and public pension funds, insurance company general accounts, endowment funds and mutual funds. Ms. Mosley also serves on several non-profit Boards including the Investment Advisory Committee of the NY State Common Retirement Fund and Wheelock College, among others. While at Wellington Management, Ms. Mosley was involved in understanding markets and macroeconomic trends. She currently serves as a trustee of the Eaton Vance Mutual Fund Family and as a director of Progress Investment Management Company. Ms. Mosley serves as a member of the Audit Committee, Compensation Committee, the Investment Committee and the Nominating & Corporate Governance Committee for the Company. Ms. Mosley earned a B.A. from Duke University in 1982 and an M.B.A. from the University of Pennsylvania in 1986.

We believe Ms. Mosley’s experience at Wellington Management Company, LLC, which includes managing mortgage portfolios and fixed income products, provides her the broad experience necessary to understand our business strategy and contribute to the overall success of the Company. In addition, as a result of her entrepreneurial and management experience in forming Valmo Ventures, Ms. Mosley has developed operational and organizational acumen, which is a valuable resource for our Board of Directors.

Robert A. Salcetti (62) joined the Board of Directors in December 2013. Mr. Salcetti, who retired in 2008, previously served as a managing director at JPMorgan Chase from 2000 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of managing director at Chase Manhattan Bank from 1996 to 2000, senior vice president of TCB/Chemical Bank from 1992 to 1996, division manager of TCB/Chemical Bank from 1986 to 1992, vice president and section manager of Texas Commerce Bank, the predecessor to TCB/Chemical Bank, from 1980 to 1986, and vice president of American Mortgage Company from 1976 to 1979. Mr. Salcetti serves as the Chairperson for the Compensation Committee and as a member of the Audit Committee for the Company. Mr. Salcetti earned a degree of B.S. in business administration from Carlow College in 1976. Since January 2011, Mr. Salcetti has served as a director of Ocwen Financial Corporation and serves on its audit, executive and independent review committees. He is also chairperson of Ocwen Financial Corporation’s compliance committee since its inception in March 2013. Additionally, Mr. Salcetti served as a director of Cherry Hill Mortgage Investment Corporation from October 2013 until June 2015 and served on its audit, compensation and nomination/governance committees during part or all of that time.

We believe Mr. Salcetti’s qualifications to serve on our Board of Directors include his background in operational and strategic management, including over 35 years of experience in the financial services and mortgage industry sectors and specific experience in the specialty finance lending area while at JPMorgan Chase, as well as his continued involvement in the specialty finance REIT space through his directorships at Ocwen Financial Corporation and Cherry Hill Mortgage Investment Corporation. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to our Board of Directors from both an operational and strategic perspective.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer, President and Co-Chief Investment Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices followed by the Company are summarized below.

Director Independence

The Board of Directors has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to its size, criteria for membership and selection to the Board, committees of the Board, meetings and access to management, director compensation, director orientation and continuing education, annual performance evaluation of the Board, director responsibilities, annual review of performance of the Chief Executive Officer and management succession and ethics and conduct. The Guidelines are available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060.

The Board of Directors in its business judgment has determined that Messrs. Hughes, Igdaloff and Salcetti and Ms. Mosley are independent as defined by New York Stock Exchange listing standards. The Board of Directors also previously determined that Mr. Wheat, who served as a director until December 31, 2016, was independent as defined by New York Stock Exchange listing standards during his service on the Board. In reaching these conclusions, the Board considered whether the Company and its subsidiaries conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. In addition, the Board considered all relevant facts and circumstances, including relationships that a director may have due to his status as an investor in an entity that may have a relationship with the Company. In determining the independence of each director, the Board considered Mr. Hughes’ investment in the Talkot Fund, L.P., of which Mr. Akin is the managing general partner and a limited partner. As part of its analysis, the Board considered the size of Mr. Hughes’ investment in the Talkot Fund, L.P. and concluded that the investment was not material to Mr. Hughes, either in terms of the percentage of the fund represented by the investment or the percentage of his net worth invested in the fund. Based partly on this determination and partly on the passive nature of his investment, the Board concluded that this relationship is not material to the evaluation and does not impair the ability of Mr. Hughes to exercise independent judgment as a director. In addition, Mr. Hughes has demonstrated his independence as a Board member since his initial election. Mr. Wheat also had an investment in the Talkot Fund, L.P. while he was a member of the Board, and the Board reached a similar conclusion in 2016 with respect to his independence.

Consistent with the New York Stock Exchange listing standards, the Company’s Corporate Governance Guidelines establish categorical standards under which, except with respect to members of the Audit Committee and the Compensation Committee, the following relationships between a non-employee director and the Company will not be considered to be material:

•
if during any twelve month period within the last three years, the director or any immediate family member of the director received $120,000 or less in direct compensation from the Company, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
if during each of the current fiscal year and three most recent fiscal years, the director is, or was, an executive officer or an employee (or has, or had, an immediate family member who is, or was, an executive officer) of another company that made payments to, or received payments from, the Company for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•
if the director serves as an executive officer of a charitable organization to which the Company made charitable contributions that did not exceed the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues in each of the last three fiscal years.

None of the Company’s directors, their immediate family members, or organizations in which they are a partner, shareholder or officer, are engaged in any relationships with the Company, except Mr. Akin, who currently serves as Chairperson of the Board and served as Executive Chairperson of the Board until May 17, 2016, and Mr. Boston, who serves as Chief Executive Officer, President and Co-Chief Investment Officer of the Company. As previously noted, Mr. Akin has decided not to stand for re-election to the Board of Directors and will continue to serve as a director through the end of his current term, which ends at the Annual Meeting.

Code of Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and employees of the Company and each of its subsidiaries including the Company’s Chief Executive Officer and Chief Financial Officer. The Code addresses such topics as compliance with applicable laws, conflicts of interest, use and protection of Company assets, confidentiality, dealings with the press and communications with the public, accounting and financial reporting matters, fair dealing, discrimination and harassment and health and safety. It is available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy of the Code is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

We intend to provide any required disclosure of an amendment to or waiver from the Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance” promptly following the amendment or waiver. We may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the SEC either in addition to or in lieu of the web page disclosure.

Board and Committee Meeting Attendance

In 2016, there were four meetings of the Board of Directors. Each director attended at least 75% of the total number meetings of the Board and of the committees on which he served during 2016.

Board Leadership Structure

Under the Company’s Corporate Governance Guidelines, the Board has the responsibility to determine the most appropriate leadership structure for the Company, including whether it is best for the Company at a given point in time for the roles of Chairperson of the Board and Chief Executive Officer to be separate or combined.

From February 2008 until December 31, 2013, the positions of Chairperson of the Board and Chief Executive Officer were combined and held by Mr. Akin. Effective as of January 1, 2014, Mr. Boston succeeded Mr. Akin as Chief Executive Officer, and Mr. Akin became Executive Chairperson of the Board, a role in which, among other responsibilities, Mr. Akin served as Chairperson of the Board. On May 17, 2016, Mr. Akin transitioned from employment with the Company as Executive Chairperson to the role of non-executive Chairperson. As Chairperson, Mr. Akin’s primary responsibilities have included setting the agenda for Board meetings, taking into account suggestions from members of the Board and the Lead Independent Director and participating in strategic planning efforts at the Company. He also has provided feedback and counsel to Mr. Boston on important Company issues including risk management and stakeholder management efforts. Additionally, the Chairperson of the Board will generally chair the executive sessions of the Board. However, while Mr. Akin, who is not “independent” as defined in the Company’s Bylaws, has served as Chairperson, the Lead Independent Director has chaired executive sessions of the Board.

The Board believes that it is in the best interest of the Company’s shareholders for the positions of Chairperson of the Board and Chief Executive Officer to be separated. As a former executive officer of the Company, Mr. Akin has extensive knowledge of the Company based on his experience as Chairperson of the Board and Chief Executive Officer and his working relationship with Mr. Boston. This has allowed him to guide the Board’s agenda in setting priorities for the Company and addressing the risks and challenges the Company faces, but with management insight into the execution of the Company’s strategy. The Board of Directors annually reviews the Company’s corporate governance structure to ensure that it remains the most appropriate structure for the Company and its shareholders. As a result, although the Board has determined that the current structure works best for the Company at this time, the Board may implement another structure if deemed to be appropriate in the future.

Because the Company’s current Chairperson of the Board is not “independent” as defined in the Company’s Bylaws, pursuant to the Company’s Corporate Governance Guidelines, the Company’s independent directors designated Michael R. Hughes as Lead Independent Director to, among other things, assist the Chairperson of the Board with Board-related matters, and to act, as necessary, as a liaison between the independent directors and/or non-management directors and the Chairperson of the Board and shareholders. The Lead Independent Director has presided at all executive sessions and other meetings of independent directors and/or non-management directors and has had the power to call meetings of independent directors and/or non-management directors as needed. The role and responsibilities of the Lead Independent Director are more fully set forth in the Lead Independent Director Charter approved by the Board. The Lead Independent Director Charter is available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

In connection with Mr. Akin’s decision to not stand for re-election, the Board is currently evaluating the Company’s leadership structure and may make changes prior to the Annual Meeting.

Board Oversight of Risk Management

Directors are expected to devote sufficient time and apply themselves to understanding the Company’s business and its significant risks. The Board of Directors has an Investment Committee that oversees the investment activities of the Company and the risks related to these activities. The Investment Committee regularly receives presentations from senior management regarding the Company’s investment portfolio, its risk profile and its risk management strategies. As part of that process, the Investment Committee oversees the Company’s compliance with the investment and investment risk policies of the Company, including notification to the Board if these risk limits are approached or exceeded. Management reviews these risk limits with the Investment Committee generally quarterly. In addition, the Audit Committee, comprised solely of independent directors, discusses with management, the independent auditor and the Company’s internal auditor the Company’s policies and practices with respect to risk assessment and risk management with an emphasis on risks related to financial reporting and controls. The Company believes that its leadership structure promotes effective Board oversight of risk management as the Audit and Investment Committees of the Board are comprised primarily of independent directors and actively monitor the Company’s policies and practices with respect to risk assessment and risk management, and the directors are provided with the information necessary to evaluate the Company’s significant risks and strategies for addressing them.

Executive Sessions

Executive sessions where independent or non-management directors meet on an informal basis are held regularly without management participation. At least once a year the Board schedules an executive session including only independent directors. Such sessions are chaired by the Lead Independent Director who is designated by the Company’s independent directors. Mr. Hughes is currently the Lead Independent Director and serves as chairperson for executive sessions.

Communications with Directors

Any director, including the Lead Independent Director, may be contacted by writing to such director c/o the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Communications to the non-management directors as a group may be sent to the Lead Independent Director c/o the Secretary of the Company at the same address. The Company promptly forwards, without screening, any correspondence to a specified director to such director.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor, and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Committee operates under a written charter last amended by the Board in December 2015. The Audit Committee Charter is available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The members of the Audit Committee are Messrs. Igdaloff (Chairperson) and Salcetti and Ms. Mosley, each of whom the Board in its business judgment has determined is independent for audit committee purposes as defined by regulations of the SEC and the New York Stock Exchange listing standards. The Board of Directors also has determined that all of the Audit Committee members are financially literate as such term is used in the New York Stock Exchange listing standards and that Messrs. Igdaloff and Salcetti each qualify as an audit committee financial expert as defined by regulations of the SEC.

The Audit Committee met six times in 2016. For additional information regarding the Committee, see “Audit Information - Audit Committee Report” beginning on page 39 of this Proxy Statement.

Compensation Committee

The Compensation Committee performs the responsibilities of the Board of Directors relating to compensation of the Company’s executive officers. The Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance annually in light of those goals and objectives and determining and recommending the Chief Executive Officer’s compensation level to the independent directors based on this evaluation; reviewing and approving the compensation for executive officers, including their corporate goals and objectives; reviewing and discussing the Compensation Discussion and Analysis required by the rules of the SEC with senior management and based upon such review and discussion, recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K or proxy statement, as applicable; producing a Compensation Committee Report as required by the rules of the SEC to be included in the Company’s annual proxy statement; overseeing an annual review of the Company’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives, and, based on the review, making any changes to such policies and practices that the Committee deems to be appropriate; reviewing and approving any employment-related agreement or other compensation arrangement, or transaction with senior management; making recommendations to the Board with respect to annual and long-term incentive compensation and equity-based plans; administering the Company’s equity-based, deferral and other compensation plans approved by the Board from time to time; reviewing any significant changes in the Company’s tax-qualified employee benefit plans; and recommending to the Board for approval director compensation.

Under its charter, the Compensation Committee has authority to retain and terminate outside compensation consultants, including authority to approve the consultant’s fees and other retention terms. The Committee from time to time has engaged the services of FPL Associates L.P. (“FPL”) as compensation consultant, to assist the Committee in determining appropriate compensation levels for the executive officers and recommend an executive compensation program framework, evaluate non-employee director compensation and provide recommendations regarding employment, severance and change in control policies and agreements. FPL last provided market data and advice to the Committee in 2014 related to executive officer and non-employee director compensation. FPL assisted the Committee in designing the employment agreement for Mr. Boston in 2016 and developing the new Executive Incentive Plan that the Company implemented beginning in 2016.

FPL has not provided any consulting services to the Company other than with respect to executive and non-employee director compensation matters. The Compensation Committee has assessed the independence of FPL pursuant to SEC rules, including reviewing the relationships among FPL and the Company’s directors and executive officers, and has concluded that the advice it has received from FPL is objective and not influenced by other relationships that would be viewed as conflicts of interest. See further discussion at “Executive Compensation - Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement.

The Committee operates under a written charter last amended by the Board in December 2015. The charter of the Compensation Committee is available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The current members of the Compensation Committee are Messrs. Salcetti (Chairperson) and Hughes and Ms. Mosley. The members of the Compensation Committee during 2016 were Messrs. Hughes (Chairperson), Salcetti, and Wheat. Each of the current members of the Compensation Committee is, and each member who served on the Compensation Committee during 2016 was, as determined by the Board in its business judgment, independent and otherwise eligible for compensation committee purposes as defined by the New York Stock Exchange listing standards.

The Compensation Committee met five times in 2016. For additional information regarding the Committee, see “Executive Compensation - Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement.

Analysis of Risk Associated with Compensation Policies and Practices

The Compensation Committee oversees an annual review of our compensation programs to determine whether such programs encourage excessive risk taking by our employees. The most recent review was conducted in January 2017. Management and the Compensation Committee participated in the review, which included identification of the relevant compensation policies and practices, review of potential related risks, and analysis of risk-mitigating factors, including the Company’s system of internal controls and oversight. The Compensation Committee determined that the potential risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company. This determination has taken into account the structure of our compensation programs, the amount of cash compensation available to employees in the form of base salary, the involvement of the Compensation Committee in setting compensation for executive officers and in particular for those individuals who can commit the Company’s capital or who manage the Company’s risk, and the oversight of the Board of Directors in monitoring certain risk tolerances and internal controls.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee oversees the annual evaluation process of the directors, develops qualifications for director candidates, recommends to the Board of Directors persons to be nominated to serve as directors of the Company, and monitors developments in, and makes recommendations to the Board concerning, corporate governance practices. The Committee also acts as the Company’s nominating committee. The Nominating & Corporate Governance Committee is responsible for reviewing annually with the Chief Executive Officer management succession planning and management development activities and strategies, and reporting to the Board at least annually regarding management succession planning. The Committee operates under a written charter last amended by the Board in December 2015. The charter of the Nominating & Corporate Governance Committee is available on the Company’s web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The current members of the Nominating & Corporate Governance Committee are Messrs. Hughes (Chairperson) and Igdaloff and Ms. Mosley. The members of the Nominating & Corporate Governance Committee during 2016 were Messrs. Wheat (Chairperson), Hughes and Igdaloff. Each of the current members of the Nominating & Corporate Governance Committee is, and each member who served on the Nominating & Corporate Governance Committee during 2016 was, as determined by the Board in its business judgment, independent as defined by the New York Stock Exchange listing standards. The Committee met three times in 2016.

The Nominating & Corporate Governance Committee considers candidates for the Board based upon several criteria, including but not limited to their broad-based business and professional skills and experience, concern for the long-term interest of the Company’s shareholders, personal integrity and judgment, and knowledge and experience in the Company’s industry. The Committee further considers each candidate’s independence, as defined by the New York Stock Exchange listing standards. All candidates must have time available to devote to Board duties and responsibilities.

The Nominating & Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year.

Shareholders entitled to vote for the election of directors may submit candidate recommendations for consideration by the Nominating & Corporate Governance Committee if the Company receives timely written notice, in proper form, for each such recommended director candidate. If the notice is not timely and in proper form, the Committee reserves the right to not consider the candidate. Whether the Committee considers the nomination of such candidate depends on the facts and circumstances of the nomination at that time. To be timely, any shareholder desiring to recommend a candidate to be considered by the Nominating & Corporate Governance Committee for nomination at the 2018 Annual Meeting of Shareholders must submit such recommendation in writing to the Secretary of the Company no later than January 2, 2018.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating & Corporate Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, character, business experience, age, diversity, accounting and financial expertise, reputation, civic and community relationships, and knowledge and expertise in matters impacting the Company’s industry. The Nominating & Corporate Governance Committee also considers each candidate’s commitment, diligence, education, business acumen, and ability to act in the interests of all shareholders, including whether the candidate may be impacted by any conflicts of interest. The Committee values diversity in its broadest sense and seeks nominees with a complementary range of opinions, industry knowledge, experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Committee recommends to the Board nominees as appropriate based on these principles.

The Board has concluded that each director nominee possesses the personal traits described above. In considering the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each director nominee possesses are discussed under “Proposal One - Election of Directors,” beginning on page 4.

Under the Company’s Corporate Governance Guidelines, directors may not stand for reelection after reaching age 70, except that individuals who were serving as directors on March 11, 2010 (which includes Messrs. Akin and Igdaloff) may not stand for reelection past age 75.

A shareholder entitled to vote for the election of directors may directly nominate a candidate for election at the 2018 Annual Meeting of Shareholders if written notice of the shareholder’s intent to nominate such person for election as director has been given, either by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company and received by either (i) no later than December 31, 2017 and no earlier than October 2, 2017; or (ii) if the 2018 Annual Meeting is held more than 30 days before or after May 16, 2018, then no less than 90 days prior to the 2018 Annual Meeting. The notice must set forth (i) as to the shareholder giving the notice, (1) the name and address, as they appear on the Company’s stock transfer books, of such shareholder, (2) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (3) the number of shares of stock of the Company beneficially owned by such shareholder, and (4) a description of all arrangements or understandings between such shareholder and the nominee and any other person or persons pursuant to which the nomination is to be made by the shareholder; and (ii) as to the person whom the shareholder proposes to nominate for election as a director, (1) the name, age, business address and, if known, residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of Company stock beneficially owned by such person, (4) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), including a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director, and (5) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Annual Board and Committee Evaluations

The Board of Directors recognizes that a constructive evaluation process is an essential corporate governance tool to measure Board effectiveness. In accordance with the Company’s Corporate Governance Guidelines, the Nominating & Corporate Governance Committee oversees an annual Board and committee self-evaluation process that involves each director completing detailed questionnaires designed to assess the performance of the Board as a whole and, separately, the performance of each of its committees and individual directors. The Nominating & Corporate Governance Committee reports its findings and conclusions to the Board, identifying any areas of improvement.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the then-serving directors attended the 2016 Annual Meeting of Shareholders, except for Mr. Salcetti, who was unable to attend for personal reasons.

Directors’ Compensation

Director compensation is reviewed and approved by the Board of Directors based on recommendations of the Compensation Committee of the Board. The Compensation Committee reviews director compensation annually in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified directors.

Consistent with the director compensation program established beginning in 2015, each non-employee director received the following cash compensation (to the extent applicable) for 2016 service:

•	an annual retainer of $55,000, paid quarterly and prorated for the number of months served in the case of a director who joined or left the Board during the year;

•	an additional $1,000 for each meeting of the Board or a Board Committee attended as a member above 15 meetings per year;

•	an additional annual retainer of $15,000 for service as the Lead Independent Director;

•	an additional annual retainer of $10,000 for service as the Chairperson of the Audit Committee;

•	an additional annual retainer of $5,000 for service as the Chairperson of the Compensation Committee; and

•	an additional annual retainer of $5,000 for service as the Chairperson of the Nominating & Corporate Governance Committee.

In addition, consistent with the Board’s decision in connection with Mr. Akin’s May 17, 2016 transition to non-executive Chairperson of the Board, Mr. Akin received an additional annual retainer of $75,000 for service as the Chairperson of the Board prorated for 2016.

Each non-employee director also receives an annual equity award in an amount of $50,000, based on the closing price of the common stock on the date of grant, rounded up in the case of a fractional share. These stock awards are granted under the Company’s 2009 Stock and Incentive Plan. For 2016, each non-employee director received a grant of 7,693 shares of restricted common stock which shares will vest at the end of one year. The Company’s practice is to grant such shares as of the first Friday following each year’s annual meeting of shareholders.

Directors are reimbursed for expenses related to their attendance at Board or committee meetings.

Director compensation is unchanged for 2017.

The following table shows the compensation earned by each of the directors for service during 2016:

DIRECTOR COMPENSATION FOR 2016
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Michael R. Hughes	$75,000	$50,005	$—	$6,161	$131,166
Barry A. Igdaloff	65,000	50,005	—	6,161	121,166
Valerie A. Mosley	55,000	50,005	—	6,161	111,166
Robert A. Salcetti	55,000	50,005	—	6,161	111,166
James C. Wheat, III (5)	60,000	50,005	—	6,161	116,166
__________

* Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(1)
Thomas B. Akin, who served as Executive Chairperson until May 17, 2016, and Byron L. Boston, Chief Executive Officer, President and Co-Chief Investment Officer, are not included in this table because they are, or during 2016 were, executive officers of the Company. Mr. Akin’s and Mr. Boston’s compensation for service as executive officers, and in the case of Mr. Akin for 2016 as a non-employee director, is included in the Summary Compensation Table on page 30.

(2)
The amounts in this column reflect the grant date fair value of grants of restricted stock to each listed director on May 20, 2016, under the Company’s 2009 Stock and Incentive Plan, calculated in accordance with ASC Topic 718. The grant date fair value of the restricted stock is based on the closing price of the Company’s common stock on the grant date. As of December 31, 2016, each of Messrs. Hughes, Igdaloff and Salcetti and Ms. Mosley had outstanding 7,693 shares of restricted stock. Mr. Wheat’s May 20, 2016 restricted stock award was amended to fully vest on December 31, 2016 in connection with his ceasing to serve as a director.

(3)	There were no stock options granted in 2016. As of December 31, 2016, none of the directors had any outstanding stock options.

(4)	The amounts in this column reflect the amount of dividends paid in 2016 on unvested restricted stock held by the directors.
(5) Mr. Wheat ceased serving as a member of the Board effective December 31, 2016.

OWNERSHIP OF STOCK

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of shares of common stock and preferred stock as of March 3, 2017, by: (a) each director of the Company, (b) each named executive officer of the Company, (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole investment and sole voting power with respect to the securities shown. The business address of each director and named executive officer is the Company’s principal address.

	Common Stock		Series A Preferred Stock (1)		Series B Preferred Stock (2)
Name	Shares	Percentage (3)	Shares	Percentage (4)	Shares	Percentage (5)
Thomas B. Akin (6)	1,445,619	2.94%	—	—	7,100	*
Stephen J. Benedetti (7)	283,018	*	—	—	—	—
Byron L. Boston (8)	522,415	1.06%	—	—	—	—
Michael R. Hughes (9)	161,721	*	—	—	—	—
Barry A. Igdaloff (10)	900,584	1.83%	6,700	*	—	—
Valerie A. Mosley (11)	20,039	*	—	—	—	—
Smriti L. Popenoe (12)	112,994	*	—	—	—	—
Robert A. Salcetti (13)	65,539	*	—	—	—	—
All directors and executive officers as a group (8 persons)	3,511,929	7.14%	6,700	*	7,100	*
_______________

*	Percentage of ownership is less than one percent of the outstanding shares.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”).

(1)
The shares of Series A Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into common stock except in connection with certain change in control events.

(2)
The shares of Series B Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into common stock except in connection with certain change in control events.

(3)	Each percentage is based on 49,192,310 shares of common stock issued and outstanding.

(4)	Each percentage is based upon 2,300,000 shares of Series A Preferred Stock issued and outstanding.

(5)	Each percentage is based upon 2,554,581 shares of Series B Preferred Stock issued and outstanding.

(6)
Amount includes 431,112 shares of common stock owned by Talkot Fund, L.P., of which Mr. Akin is the managing general partner, 75,748 shares of common stock and 7,100 shares of Series B Preferred Stock held jointly with Mr. Akin's spouse over which Mr. Akin shares voting and investment power, and 32,500 shares held in a trust account of which Mr. Akin's spouse is the trustee and over which Mr. Akin shares voting and investment power. Amount includes 38,246 restricted shares of common stock over which Mr. Akin does not have investment power until such shares vest.

(7)	Amount includes 52,193 restricted shares of common stock over which Mr. Benedetti does not have investment power until such shares vest.

(8)	Amount includes 172,989 restricted shares of common stock over which Mr. Boston does not have investment power until such shares vest.

(9)
Amount includes 6,200 shares of common stock held in Mr. Hughes’ spouse’s IRA account and 32,700 shares of common stock held in Mr. Hughes’ mother-in-law’s account, over which accounts Mr. Hughes shares voting and investment power. Amount also includes 7,693 restricted shares of common stock over which Mr. Hughes does not have investment power until such shares vest on May 19, 2017.

(10)
Amount includes 580,074 shares of common stock and 6,700 shares of Series A Preferred Stock owned by clients of Rose Capital, of which Mr. Igdaloff is the sole proprietor. Mr. Igdaloff shares the power to vote and dispose of such shares. Amount also includes 7,693 restricted shares of common stock over which Mr. Igdaloff does not have investment power until such shares vest on May 19, 2017 and 3,062 shares held by Mr. Igdaloff’s spouse, over which Mr. Igdaloff shares voting and investment power.

(11)	Amount includes 7,693 restricted shares of common stock over which Ms. Mosley does not have investment power until such shares vest on May 19, 2017.

(12)	Amount includes 49,819 restricted shares of common stock over which Ms. Popenoe does not have investment power until such shares vest.

(13)	Amount includes 7,693 restricted shares of common stock over which Mr. Salcetti does not have investment power until such shares vest on May 19, 2017.

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of shares of common stock by persons or entities known by the Company to be beneficial owners of more than 5% of our voting securities as of March 3, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,900,610 shares (2)	5.9%

(1)	Percentage is based on 49,192,310 shares of common stock issued and outstanding.

(2)
Based solely on information as of December 31, 2016 contained in Schedule 13G filed with the SEC on January 30, 2017 by BlackRock, Inc., including notice that it has sole investment and sole voting power as to 2,900,610 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and controller, and any persons who own more than 10% of the outstanding shares of common stock to file with the SEC reports of ownership and changes in ownership of common stock. These Section 16 reporters are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Generally, we will prepare all Section 16(a) filings with the SEC for our directors, executive officers and controller. Based solely on a review of the copies of such reports filed with the SEC and written representations from our directors, executive officers and controller that no other reports were required, we believe that our directors, executive officers and controller complied with all such reporting requirements during 2016, except for Mr. Akin and Mr. Jeffrey Childress who each reported one transaction late on a Form 4.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including a description of the Company’s compensation philosophies and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the Company’s named executive officers for 2016. The Company had four executive officers for 2016, who are referred to in this Proxy Statement as our “named executive officers” and are listed below with their current titles:

•	Thomas B. Akin, Executive Chairperson (until May 17, 2016, when he transitioned to non-executive Chairperson)

•	Byron L. Boston, Chief Executive Officer, President and Co-Chief Investment Officer

•	Stephen J. Benedetti, Executive Vice President, Chief Financial Officer and Chief Operating Officer

•	Smriti L. Popenoe, Executive Vice President and Co-Chief Investment Officer

Executive Summary

As discussed further below, pursuant to the Company’s Executive Incentive Plan, the Compensation Committee awarded aggregate incentive compensation to Messrs. Boston and Benedetti and Ms. Popenoe of $1.65 million for 2016 performance versus $2.12 million in aggregate incentive compensation for 2015. The incentive compensation award for 2016 of $1.65 million amounted to an achievement of 65.4% of the target components combined for the annual incentive and long-term incentive components. The long-term incentive component consisted of a 1-year transition performance period for 2016. Consistent with the Compensation Committee’s goal of having a clear framework that aligns the Company’s incentive compensation with shareholders, these incentive compensation awards were determined by the Compensation Committee based on an evaluation of corporate and individual performance in 2016 compared to specific quantitative and qualitative objectives established by the Compensation Committee pursuant to the Executive Incentive Plan for 2016. As discussed more fully beginning on page 22, the achievement of 65.4% of target bonus compensation was a result of achieving above target performance for core net operating income and certain strategic objectives, and partial achievement of book value per common share, while falling short of the threshold for general and administrative expenses and relative total shareholder return targets. The Compensation Committee did not exercise its discretion under the Executive Incentive Plan to adjust incentive compensation awards for 2016.

Effective May 17, 2016, Mr. Akin transitioned from his role as Executive Chairperson of the Board to the role of non-executive Chairperson of the Board and began receiving compensation as a non-employee director at that time. He was not eligible for incentive compensation for 2016. As previously noted, Mr. Akin has decided not to stand for re-election to the Board of Directors and will continue to serve as a director through the end of his current term, which ends at the Annual Meeting.

On December 8, 2016, the Company entered into a new employment agreement with Mr. Boston, replacing his prior agreements. The new agreement provides for Mr. Boston to serve as Chief Executive Officer of the Company with an initial term through December 31, 2019, and includes customary provisions for annual extensions. The new employment agreement addresses several areas of shareholder concern regarding Mr. Boston’s prior agreements with the Company, including that the single trigger provision for severance in connection with a change in control has been eliminated, and the new agreement does not provide for any tax gross-ups. The Company entered into employment agreements with Mr. Benedetti and Ms. Popenoe on substantially similar terms on March 3, 2017.

Compensation Committee

The Compensation Committee is responsible for the development, oversight and implementation of our compensation program for our executive officers. The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

Information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is included under the captions “Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee” and “- Directors’ Compensation.”

Compensation Objectives and Philosophy

Our executive compensation program is designed to attract and retain highly skilled and motivated employees who will manage the Company in a manner to:

•	generate dividends for our shareholders,

•	preserve our capital,

•	advance the interests of our shareholders, and

•	maintain a culture of integrity and ensure that employees are not compensated for excessive risk taking.

We incorporate a pay-for-performance philosophy into the design of our compensation programs by linking incentive compensation to our operating performance and the attainment of both corporate and individual financial, operational and strategic objectives.

The Compensation Committee understands that the specialized nature and complexities of the Company’s business, and in particular its investment, financing and risk management activities and REIT structure, require individuals with unique skills and experience. The Compensation Committee also understands the potential volatility in the Company’s performance given its use of leverage in its business model to enhance returns to shareholders, and the Company’s exposure to macroeconomic conditions, interest rates, monetary policy (globally but especially in the U.S.), regulatory policy, and fiscal policy. The Company is also exposed to general market conditions for our investments which may impact their performance and their liquidity. Many factors affecting Company performance are beyond its control, and the Compensation Committee has sought to establish a compensation program and performance criteria that accounts for the potential volatility of the Company’s results on a year-to-year basis.

Program Design. Our compensation program is designed to provide levels of compensation that are competitive and also reflective of both the individual’s and the Company’s performance in achieving our goals and objectives. The Compensation Committee seeks to provide a mix of compensation that will align the short-term and long-term interests of our executive officers with that of our shareholders. The Compensation Committee strives to establish competitive compensation packages which strike a balance between recognition of recent performance and aligning the interests of management on a longer-term basis with that of the Company’s shareholders. Further, it is the intent of the Compensation Committee, and executive management, that this compensation philosophy be applied throughout the organization and that the types of compensation and benefits described herein provided to the executive officers generally be provided in similar fashion to all other employees. The Compensation Committee also believes that it is important to pay a meaningful amount of incentive compensation earned in restricted stock in order to align execution compensation with shareholder performance.

Pay-for-Performance. The primary elements of our compensation program are base salary, incentive compensation (paid in a combination of cash and stock) and to a lesser extent, other benefits or agreements. These components of executive compensation are used together in an attempt to strike an appropriate balance between cash and stock-based compensation, between short-term and long-term incentives and between guaranteed and “at-risk” compensation.

As part of our pay-for-performance compensation philosophy, we expect a meaningful portion of an executive officer’s total compensation to be at risk, tied to our annual and long-term performance as well as to the creation and protection of shareholder value. We believe that incentive compensation should be tied directly to both corporate performance and individual performance for the applicable performance period, including the achievement of identified goals as they pertain to the areas of our financial performance, and for operations for which the executive officer is personally responsible and accountable. Under our compensation approach, performance that exceeds identified goals results in increased total compensation, and performance that falls below identified goals results in lower total compensation. Reflecting this pay-for-performance philosophy, the incentive compensation paid to Messrs. Boston and Benedetti and Ms. Popenoe declined on average 22% (based on the information included in the table on page 18) for 2016 as a result of lower achievement of corporate objectives and performance in 2016. In particular, book value per common share decreased 6.9% during the year, core net operating income per share decreased 10.8% and dividends to common shareholders decreased 12.5% during the year. Offsetting these declines was a positive 4.0% total economic return to common shareholders (defined below) and the achievement of several strategic objectives by executive management.

In addition, by paying a significant portion of any incentive compensation in stock, the Company also ensures a focus on longer-term performance objectives by aligning a portion of executive compensation to the Company’s long-term performance, as reflected in dividends paid, changes in book value per common share and its stock price.

Shareholder Alignment. An important consideration for the Compensation Committee is the alignment of management compensation with shareholder interests. This includes the pay-for-performance concepts discussed above such as total economic return, but it is also incorporated in the significant amount of compensation of the executives that is paid in stock and in dividends on unvested restricted stock. As indicated in the charts below, for 2016 approximately 24.8% of the CEO’s and approximately 22.1% of the average of Mr. Benedetti’s and Ms. Popenoe’s compensation was paid in equity and dividends on unvested restricted stock. The Compensation Committee believes that having a portion of compensation tied directly to the value of the Company’s equity and the payment of dividends is critical to ensuring the appropriate alignment with the interests of the Company’s shareholders. In addition, as shown below, approximately 60.8% of Mr. Boston’s 2016 compensation as CEO and approximately

52.1% of the average of Mr. Benedetti’s and Ms. Popenoe’s 2016 compensation as our other Named Executive Officers was linked to the achievement of performance objectives. For purposes of the charts below, compensation consists of base salary and other benefits (401(k) plan match, insurance related premiums and gross-ups and other personal benefits), incentive compensation paid in cash, and incentive compensation paid in stock including dividends paid on restricted stock. Mr. Akin is excluded from the below presentation since he was not eligible for incentive compensation for 2016.

2016 Say on Pay Vote; Shareholder Engagement

The Compensation Committee values the input of our shareholders regarding the design and effectiveness of our executive compensation program. Due in part to a negative recommendation from Institutional Shareholder Services, the votes cast in favor of our executive compensation in our 2015 advisory “say-on-pay” vote fell to 86% versus 95% in the prior year. The Compensation Committee took this message of decreased support for our executive compensation program very seriously. To better understand shareholder perspectives on this important topic, the Compensation Committee authorized executive management to engage in a shareholder outreach effort with the Company’s largest shareholders following the Company’s 2015 Annual Meeting of Shareholders. While investors had varying perspectives, a few common themes emerged from the discussions. These themes included a desire to see (1) a greater link between CEO pay and Company performance, (2) less Compensation Committee discretion with respect to incentive awards for executives, (3) longer performance periods for performance-based awards and (4) performance metrics that are viewed to more closely link executive pay with shareholder value, such as total shareholder return. The Compensation Committee carefully considered the feedback received during this outreach effort and incorporated it into the new Executive Incentive Plan that was adopted in December 2015, to provide even greater alignment of management compensation with shareholder interests. This alignment of interests is also reflected in the significant amount of management compensation that is paid in stock and in dividends on unvested restricted stock.

The Compensation Committee also considered the feedback that was received during the outreach effort in negotiating the new employment agreement with Mr. Boston in 2016. In particular, two key provisions were changed in the new agreement as follows: (1) the single trigger provision for severance in connection with a change in control was eliminated; and (2) the new agreement eliminated all tax gross-ups.

At the 2016 Annual Meeting of Shareholders, the Company asked its shareholders to vote to approve, on an advisory basis, the Company’s executive compensation. In contrast to the 2015 Annual Meeting vote, approximately 95.1% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 4.9% voted against at the 2016 Annual Meeting.

Following the 2016 Annual Meeting, the Compensation Committee reviewed the Company’s significant shareholder outreach effort following the 2015 Annual Meeting and how the Company had incorporated the themes that had emerged from this outreach effort into the new Executive Incentive Plan being used for bonuses for 2016, as well as how the Compensation Committee had reflected some of this shareholder feedback in the new employment agreement with Mr. Boston. Based on these actions and the shareholder support reflected by the say-on-pay voting results from the 2016 Annual Meeting, the Committee determined that no significant additional changes were needed to the executive compensation program in 2016.

Company Performance Highlights

	2016	2015	2014
Net income to common shareholders (GAAP)	$ 33.9 million	$ 7.4 million	$ 18.6 million
Core net operating income to common shareholders (non-GAAP)	$ 40.9 million	$ 49.2 million	$ 54.2 million
Net income to common shareholders per common share (GAAP)	$0.69	$0.14	$0.34
Core net operating income to common shareholders per common share (non-GAAP)	$0.83	$0.93	$0.99
Dividends declared per common share	$0.84	$0.96	$1.00
Total economic return to common shareholders (1)	4.0%	(3.9)%	15.3%
Return on equity - GAAP (2)	8.9%	1.6%	3.9%
Return on equity - Core (3)	10.7%	10.3%	11.4%
Total common shareholder return (4)	21.2%	(12.0)%	16.0%
Book value per common share, period end	$7.18	$7.71	$9.02

(1)	Calculated as the sum of (i) dividends declared on common stock and (ii) change in book value per common share for the period, divided by beginning book value per common share.

(2)	Calculated as net income per common share divided by beginning book value per common share.

(3)	Calculated as defined under the Executive Incentive Plan using the Company’s core net operating income per common share.

(4)	Source: Bloomberg and assumes dividends are reinvested.

Net income to common shareholders on a GAAP basis increased in 2016 compared to 2015 as declines in net interest income and an increase in loss on sale of investments were more than offset by a decline in loss on derivatives, net and lower general and administrative expenses. Core net operating income to common shareholders, a non-GAAP measure that the Compensation Committee utilizes to evaluate financial performance of the Company, declined to $40.9 million, or $0.83 per common share versus $49.2 million, or $0.93 per common share in 2015, primarily due to lower adjusted net interest income a result of a smaller investment portfolio offset by lower general and administrative expenses.  Total economic return to common shareholders was a positive 4.0% versus a negative 3.9% in 2015. Total economic return in 2016 consisted of the sum of (i) $0.84 in dividends declared per common share and (ii) $0.53 decline in book value per common share divided by beginning book value per common share of $7.71. For further discussion of the Company’s financial performance for 2016, see the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2017, beginning on page 30. For a reconciliation between GAAP (net income to common shareholders) and non-GAAP (core net operating income to common shareholders) financial measures, see page 28 in the same Annual Report on Form 10-K.

How Executive Pay Levels are Determined

The Compensation Committee annually reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors, and in the case of the CEO’s compensation are approved by the independent directors. The Compensation Committee periodically solicits input from FPL and management for information related to peer company compensation and performance. The Compensation Committee also reviews management’s calculations of the achievement of quantitative performance metrics and management’s observations with respect to the achievement of qualitative performance goals.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation (for our executive officers as well as our entire employee base), as well as the mix of salary, and incentive compensation, using a number of factors including the following:

•	Historical cash and equity compensation levels,

•	The financial performance of the Company primarily as measured by core net operating income per common share and dividends per share for the year and the change in book value per common share,

•	The operating performance of the Company,

•
The performance of the executive officers, as determined by Mr. Boston and reviewed by the Compensation Committee in the case of Messrs. Akin and Benedetti and Ms. Popenoe, and as determined by the Compensation Committee and recommended to the independent directors in the case of Mr. Boston,

•	Total general and administrative expense, and the ratio of such expense as a percentage of shareholders’ equity, and

•	Comparative industry and market data.

With respect to comparative industry data, with assistance from FPL and management, the Compensation Committee periodically reviews executive salaries, compensation structures and the financial performance of comparable companies in a designated peer group recommended by FPL. The peer group used for comparison purposes may change from year to year, but focuses principally on public mortgage REITs that have a similar business to ours or are similar to our Company in complexity. Many mortgage REITs are externally managed and executive officer compensation for them is not readily available. The most recent executive compensation peer group comparison analysis prepared by FPL for the Compensation Committee was in October 2013 and included the following companies: Arbor Realty Trust, Capstead Mortgage Corporation, CYS Investments, Inc., MFA Financial, Inc., New York Mortgage Trust, Inc., Northstar Realty Finance Corp, RAIT Financial Trust and Redwood Trust, Inc. The Compensation Committee did not utilize specific peer company compensation information for determining compensation for 2016 from FPL but instead reviewed compensation of executive officers for several of these mortgage REIT peers, including Capstead Mortgage Corporation, CYS Investments, Inc., MFA Financial, Inc. and New York Mortgage Trust, Inc., based on their proxy statement disclosure in connection with considering salaries of our executive officers and performance targets for 2016 under the Executive Incentive Plan.

In general, our executive officers’ compensation packages are meant to be structured in a manner similar to the peer companies listed above, though there may be significant variation in the types of awards made to executive officers and also the metrics used in incentive compensation plans. Our executive officer compensation may differ in the amount of total compensation or in the amounts allocated to base salaries, annual incentive awards or long-term incentive awards versus the peer group listed above. Overall, the Compensation Committee viewed the level of executive officer compensation as appropriate given our performance and size versus the activities and size of other companies reviewed for 2016.

The table below shows each named executive officer’s total direct compensation for services rendered in 2016, 2015 and 2014. The table below reflects the way the Compensation Committee considers executive compensation versus the Summary Compensation Table on page 30, which for 2014 includes additional stock awards granted in 2014 for 2013 performance, whereas the table below includes stock awards in the year for which they were paid. The table below supplements, but does not replace, the Summary Compensation Table.

Name	Year	Salary (1)	Bonus Awards		Stock Awards (3)	Dividends Paid on Unvested Restricted Stock(4)	Total Annual Salary & Incentive Compensation
			Cash Awards	Stock Awards (2)
Thomas B. Akin	2016	$270,673	$—	$—	$50,005	$93,624	$414,302
	2015	500,000	—	—	—	171,600	671,600
	2014	500,000	250,000	249,993	—	200,659	1,200,652
Byron L. Boston	2016	675,000	441,600	441,594	—	197,558	1,755,752
	2015	675,000	562,501	562,499	—	238,322	2,038,322
	2014	675,000	675,000	674,997	—	239,316	2,264,313
Stephen J. Benedetti	2016	375,000	245,346	122,645	—	64,778	807,769
	2015	375,000	314,391	157,167	—	81,323	927,881
	2014	375,000	281,250	281,247	—	80,271	1,017,768
Smriti L. Popenoe	2016	408,000	266,947	133,443	—	59,172	867,562
	2015	408,000	350,558	175,249	—	57,426	991,233
	2014	408,000	346,000	346,000	300,000	28,125	1,428,125

(1)
For Mr. Akin, the amount for 2016 reflects base salary of $189,423 earned as Executive Chairman through May 17, 2016 as well as annual retainer and Chairperson fees totaling $81,250 paid to Mr. Akin after May 17, 2016 for his service as a non-employee director.

(2)
For 2016, these awards were granted on February 16, 2017 but related to 2016 performance. For 2015, these awards were granted February 22, 2016 but related to 2015 performance. For 2014, these awards were granted on February 25, 2015 but related to 2014 performance.

(3)
For 2016, 2015 and 2014, other than Mr. Akin’s non-employee director grant and Ms. Popenoe’s 2014 hiring grant, no separate stock awards were granted to the executive officers outside of the portion of their bonus awards that was paid in stock.

(4)	Mr. Akin’s amounts include dividends paid on unvested restricted stock during all of 2016, while he served as executive chairman and as non-executive chairman.

Components of Executive Compensation

The elements of our compensation program for 2016 included base salary and incentive compensation paid partly in cash and partly in stock awards under our 2009 Stock and Incentive Plan. These elements are consistent with our compensation program in prior years. We provide certain retirement benefits through our 401(k) Savings Plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance, as well as certain perquisites.

Each of the principal components of executive compensation is designed to reward and provide incentives to the executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by each of the named executive officers during 2016 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary. Our base salary philosophy is to provide reasonable current income to our executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. The Compensation Committee establishes the annual salary for executive officers other than our CEO and recommends our CEO’s base salary to the independent directors for approval. In determining salaries, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense, particularly relative to our size and equity capital base.

The table below presents the base salary for each of our named executive officers for 2017, 2016 and 2015. The Compensation Committee and the independent directors did not make any changes to base salaries for 2015 or 2016, other than the proration of Mr. Akin’s 2016 salary in connection with his transition to non-employee Chairperson of the Board on May 17, 2016. The Compensation Committee determined to increase the salaries in 2017 for Mr. Benedetti and Ms. Popenoe to reflect their increased responsibilities and also to bring their base salaries more in line with peer companies. The amounts included in the table for 2017 were determined by the Compensation Committee and the independent directors in February 2017 and are retroactive to January 1, 2017.

Base Salary
Name	2017	2016	2015
Thomas B. Akin (1)	$—	$189,423	$500,000
Byron L. Boston	675,000	675,000	675,000
Stephen J. Benedetti	435,000	375,000	375,000
Smriti L. Popenoe	435,000	408,000	408,000

(1)	For 2016, Mr. Akin’s base salary of $500,000 was prorated through May 17, 2016, at which time he ceased earning a base salary.

Incentive Compensation. In December 2015, the Company adopted the Executive Incentive Plan to replace the Performance Bonus Program that had been in place for several years. The Executive Incentive Plan, which was effective January 1, 2016, is an annual plan that begins each January 1, and has an annual incentive component (with a 1-year performance period) and a long-term incentive component (with a 3-year performance period, subject to transition provisions) with an aggregate target incentive opportunity for the executive officers set forth in the table below. The plan uses a mix of quantitative and qualitative objectives with a combination of fixed and variable weightings for the metrics included in the Executive Incentive Plan. Payouts under the Executive Incentive Plan comprise both the executive officer’s cash and equity incentive awards in any given year. The Compensation Committee views adoption of the Executive Incentive Plan as critical to its efforts in modernizing the Company’s incentive compensation program and establishing a clear framework while seeking to strengthen alignment with shareholders as it relates to incentive compensation. In developing the Executive Incentive Plan, the Committee felt that it was important to include performance metrics that incent management to create shareholder value, including core net operating income, book value per common share, total economic return and relative total shareholder return and general and administrative expense metrics.

Incentive compensation under the Executive Incentive Plan is designed to be performance based and is not guaranteed to be paid in any year.

Individuals, other than the Executive Chairperson, serving as executive officers each year will be eligible to participate in the Executive Incentive Plan. For 2016, the participants were Messrs. Boston and Benedetti and Ms. Popenoe, each of whom is a named executive officer.

Each year, a participant is granted an incentive opportunity equal to the following percentages of his/her base salary as of January 1 of that year:

	Minimum Incentive Opportunity	Target Incentive Opportunity	Maximum Incentive Opportunity
CEO	0%	200%	400%
EVP	0%	150%	300%

Bonuses under the Executive Incentive Plan are earned by the participants based on the achievement of various performance goals for the applicable annual or long-term performance period. The table below summarizes the target and maximum incentive opportunities available to our executive officers for 2016.

	2016 Base Salary	Target Incentive Opportunity (1)	Maximum Incentive Opportunity (1)
Byron L. Boston	$675,000	$1,350,000	$2,700,000
Stephen J. Benedetti	$375,000	$562,500	$1,125,000
Smriti L. Popenoe	$408,000	$612,000	$1,224,000

(1)
In addition, (a) for the two-year transition period ending December 31, 2017 for the long-term incentive component, each executive officer was granted target and maximum incentive opportunities equal to 20% of the amounts shown in the table and (b) for the three-year transition period ending December 31, 2018 for the long-term incentive component, each executive officer was granted target and maximum incentive opportunities equal to 20% of the amounts shown in the table.

Annual Incentive Component. The annual incentive component consists of the following performance goals, weighted as follows. The annual incentive component for each year will comprise 80% of each participant’s total incentive opportunity granted for that year.

Metric	Weighting (of total incentive opportunity)
Core return on equity to common shareholders (Core ROE)	0% - 40%
Book value per common share	0% - 40%
Corporate/individual objectives	40%

At the beginning of each year, the Compensation Committee establishes the weightings and the minimum, target and maximum performance targets for the annual incentive component goals, including the corporate and individual objectives and related weightings for each participant for the 1-year performance period. Core ROE is calculated using the Company’s core net operating income per basic common share divided by book value per common share at the end of the prior period. The corporate/individual objectives may be different for each participant and may consist of quantitative or qualitative Company or individual goals, including but not limited to: annual and/or longer-term performance versus a benchmark and/or a select group of peers; general and administrative expense efficiency ratio; attainment of Company strategic objectives; and attainment of personal objectives.

To determine each participant’s annual incentive bonus earned, after the end of each 1-year performance period, the Compensation Committee determines the level of performance achieved with respect to each of the annual incentive component performance goals. Performance for each goal can range from 0-200% and is calculated based on linear interpolation in the case of the Core ROE and Book value per common share goals. Performance with respect to the corporate/individual objectives is determined by the Compensation Committee in its good faith discretion in accordance with the criteria previously established. Subject to the Compensation Committee’s ability to increase or decrease the bonus amount by up to 10% in its discretion (without exceeding the maximum incentive opportunity), each participant’s bonus amount for the annual incentive component will be equal to the performance level achieved for the relevant performance goal, multiplied by the relevant weighting for such goal, multiplied by the participant’s target incentive opportunity percentage, multiplied by the participant’s applicable base salary amount.

Long-Term Incentive Component. The long-term incentive component consists of the following performance goal, weighted as follows. The long-term incentive component for each year will comprise 20% of each participant’s total incentive opportunity granted for that year:

Metric	Weighting (of total incentive opportunity)
Annualized Total Economic Return (TER)	20%

At the beginning of each year, the Compensation Committee establishes the minimum, target and maximum performance targets for the annualized TER goal for the long-term performance period, which is generally 3 years, except during the first 2 transition years of the Executive Incentive Plan (i.e., 2016 and 2017) where this component will have a 1-year performance period and a 2-year performance period, respectively. TER is calculated as the sum of (A) the change in the Company’s GAAP book value per common share over the performance period and (B) the cumulative dividends declared by the Company during the performance period, divided by the book value per common share at the beginning of the period and further divided by 3 (or 1 or 2 in the case of the transition performance periods).

To determine each participant’s long-term incentive bonus earned, after the end of each long-term performance period, the Compensation Committee determines the level of performance achieved with respect to the TER performance goal. Performance can range from 0-200% and is calculated based on linear interpolation. Subject to the Compensation Committee’s ability to increase or decrease the bonus amount by up to 10% in its discretion (without exceeding the maximum incentive opportunity), each participant’s bonus amount for the long-term incentive component will be equal to the performance level achieved for the TER performance goal, multiplied by 20%, multiplied by the participant’s target incentive opportunity percentage, multiplied by the participant’s applicable base salary amount.

To further align the participants’ interests with those of shareholders, the bonus amounts determined for the annual incentive component and for the long-term incentive component for any performance period are paid partly in shares of the Company’s common stock, as follows:

Cash/Stock Allocation
CEO	Cash: 0% - 50% Stock: 50% - 100%
EVP	Cash: 66.67% Stock: 33.33%

The allocation between cash and stock for the EVP bonus amounts is fixed. A minimum of 50% of each of the CEO’s bonus amounts is paid in stock, with the exact allocation determined by the Compensation Committee for each bonus payment. The stock portion of the bonus amount for the annual incentive component is paid in restricted stock, vesting in equal 1/3 installments around the 1st, 2nd and 3rd anniversaries of the grant. The stock portion of the bonus amount for the long-term incentive component is paid in unrestricted stock. In each case, the stock will be granted under the Company’s 2009 Stock and Executive Incentive Plan (or its successor). The cash and stock portions of any annual or long-term incentive bonus earned under the Executive Incentive Plan are paid on the same date no later than the March 15 following the end of each performance period.

2016 Bonus Goals and Payouts.

As discussed previously, the annual incentive component opportunity equals 80% of the total opportunity and the long-term incentive component equals 20% of the total opportunity under the Executive Incentive Plan. The following tables show the performance metrics/objectives for the annual and long-term incentive components for 2016, as well as the weightings of these objectives, the minimum, target and maximum performance targets for each objective, and the achievement against each objective on a gross and weighted average basis. For 2016, the Compensation Committee approved the same individual objectives for each participant in the Executive Incentive Plan. The Compensation Committee reviewed the corporate and individual performance of Messrs. Boston and Benedetti and Ms. Popenoe, and bonus payouts were determined under the Executive Incentive Plan based on their achievement of the performance goals.

Annual Incentive Component
Performance Metric/Objective	Weighting	Performance Target			Value Achieved	Percentage Achieved	Weighted Average Percentage Achieved
		Minimum	Target	Maximum
Core ROE (1)	20.0%	0.8%	10.0%	16.0%	10.8%	112.8%	22.6%
Book value per common share	20.0%	$6.94	$7.71	$8.48	$7.18	31.2%	6.2%
Corporate/Individual Objectives:
Comparative TSR (2)	12.0%	30.0% rank	50.0% rank	70.0% rank or higher	29% rank	0%	—%
General & administrative (G&A) expense (3)	12.0%	$14.4 million	$13.9 million	$13.4 million	$14.5 million	0%	—%
Strategic objectives (4)	16.0%	—%	100%	200%	N/A	175%	28%
TOTALS	80.0%						56.8%

(1)
Core ROE is computed as (i) the Company’s core net operating income per basic common share for the performance period, divided by (ii) the Company’s book value per common share at December 31 of the year before the performance period.

(2)
The Compensation Committee approved comparative total shareholder return (“TSR”) as a corporate objective under the Executive Incentive Plan for 2016. The Company’s comparative TSR is calculated versus a peer group consisting of the following companies: American Capital Agency Corp. (now named AGNC Investment Corp.), ARMOUR Residential REIT, Inc., Anworth Mortgage Asset Corporation, Apollo Residential Mortgage, Inc. Capstead Mortgage Corporation, CYS Investments, Inc., Ellington Financial LLC, Hatteras Financial Corp., Invesco Mortgage Capital Inc., MFA Financial, Inc., AG Mortgage Investment Trust, Inc., American Capital Mortgage Investment Corp. (now named MTGE Investment Corp.), New York Mortgage Trust, Inc., and Two Harbors Investment Corp. Apollo Residential Mortgage, Inc. and Hatteras Financial Corp. were acquired during 2016 and remained in the peer group comparison.

(3)	General & administrative expense is measured as (i) the Company’s total general and administrative expenses, less (ii) litigation costs, if any, as defined by the Executive Incentive Plan.

(4)
With respect to the strategic objectives under the 2016 annual incentive component of the Executive Incentive Plan, the Compensation Committee evaluated performance on a scale of 0% (minimum) to 200% (maximum) based on performance criteria announced to the participants at the beginning of 2016.

Long-Term Incentive Component
Performance Metric	Weighting	Performance Target			Value Achieved	Percentage Achieved	Weighted Average Percentage Achieved
		Minimum	Target	Maximum
TER	20.0%	1.0%	8.0%	16.0%	4.0%	43.1%	8.6%

As it relates to the corporate objectives, the Compensation Committee established a target of the 50th percentile for comparative TSR and a minimum of the 30th percentile. The Company achieved a ranking of the 29th percentile despite having a TSR of 21% for 2016, and accordingly did not reach the minimum percentile to earn that portion of the incentive bonus. Likewise, the Compensation Committee established a minimum G&A expense of $14.4 million, and the Company incurred $14.5 million as such amount is defined under the Executive Incentive Plan and therefore did not reach the minimum percentile to earn that portion of the incentive bonus.
The strategic objectives for the executives for 2016, which could be achieved from 0 - 200%, were as follows:

•
Execute strategic planning process that effectively manages the balance sheet given the Company’s size and infrastructure and sets risk tolerances and ensures disciplined, timely, relevant and effective actions as it relates to strategic objectives and capital allocation,

•	Ensure focus and active management given rapidly changing industry landscape while integrating a relationship management process into the management of the business,

•
Guide the Company’s success, within the overall challenges of the environment, reliable and consistent execution of the business strategy in a well-controlled, lower risk, transparent and efficient environment, and

•	Effectively maximize internal and external human capital to achieve successfully achieve business objectives.

The Compensation Committee reviewed the individual performance of Messrs. Boston and Benedetti and Ms. Popenoe with respect to their contributions to meeting these strategic and operational goals for 2016 and, in addition, the performance of their responsibilities as Chief Executive Officer, President and Co-Chief Investment Officer, Executive Vice President, Chief Financial Officer and Chief Operating Officer and Executive Vice President and Co-Chief Investment Officer, respectively. The Compensation Committee considered the accomplishments of the executive officers as it related to their effectiveness in making effective capital allocation decisions, leveraging external relationships for business opportunities, minimizing the impact of regulatory changes on the Company and leveraging resources to effectively manage the Company's risk profile. The Compensation Committee also considered the positive impact of the Company's enterprise risk management efforts. The Compensation Committee reviewed the performance of the Company and of each of the individual executive officers against the strategic objectives. Based on the accomplishments above and the contribution of each of the executive officers, the Compensation Committee awarded an aggregate achievement of 175% of target for the strategic objectives portion of the annual incentive component.

Based on the achievement with respect to each of the objectives set for 2016 pursuant to the Executive Incentive Plan, our executive officers earned 56.8% of the target opportunity available under the annual incentive component and 8.6% of the target opportunity available under the long-term incentive component, for a total of 65.4% of the target opportunity. The Compensation Committee did not exercise its discretion to make any adjustments to the bonus payout for amounts for 2016. The table below summarizes the amounts earned and awarded (before such amounts were converted into shares of stock which due to rounding is slightly higher than the amounts reported on page 30) for the annual incentive component and the long-term incentive component under the Executive Incentive Plan:

Metric	Weighted Average Percentage Achieved	Boston	Popenoe	Benedetti
Base Salary		$675,000	$408,000	$375,000
Target incentive bonus %		200%	150%	150%
Target incentive bonus $		$1,350,000	$612,000	$562,500

Annual Incentive Component	56.8%	767,100	347,800	319,600
Long-term Incentive Component	8.6%	116,100	52,600	48,400
TOTAL	65.4%	$883,200	$400,400	$368,000

Mr. Boston's incentive payment for 2016 was paid 50% in cash and 50% in stock. The Committee did not exercise its discretion to increase the amount of the incentive payment to Mr. Boston paid in stock. Mr. Benedetti's and Ms. Popenoe's incentive payments for 2016 were paid two-thirds in cash and one-third in stock in accordance with the Executive Incentive Plan. The actual amounts earned by Messrs. Boston and Benedetti and Ms. Popenoe for 2016 under the Executive Incentive Plan were paid in 2017 and are reported as “Non-Equity Incentive Plan Compensation” for 2016 in the Summary Compensation Table on page 30.

Clawback Provision. The Executive Incentive Plan is currently the Company’s only compensation plan providing for incentive compensation. Per the terms of the plan, any bonus amount paid, in cash or stock, under the Executive Incentive Plan is subject to clawback in the event repayment is required by any law or regulation or stock exchange requirement applicable to the Company.

Long-Term Equity Incentives. Since 2010, long-term equity incentives have been awarded to executive officers in the form of restricted stock. The goal of the Compensation Committee in granting equity incentives is to directly link an executive’s compensation opportunities with creating and protecting shareholder value and to encourage our executive officers to think like owners of the Company. In particular, the Compensation Committee views restricted stock as a strong alignment of interests by making employees direct owners of the Company while providing incentive for employees to remain with the Company as their shares vest.

The Compensation Committee uses multi-year vesting of equity incentive awards. Multi-year vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards. Recent awards of restricted stock generally vest over three-year and four-year periods. Equity incentive awards are currently made pursuant to our 2009 Stock and Incentive Plan.

As noted above, payouts under the Executive Incentive Plan are anticipated to comprise both the executive officer’s cash and equity incentive awards in any given year. No separate awards of restricted stock were granted to the executive officers and employees for 2016 performance outside of the Executive Incentive Plan bonus awards that were paid partly in shares of restricted stock.

Timing of Long-Term Incentive Awards. We are aware that the release of our quarterly financial results may have an impact on the market price of our common stock, and therefore the value of the long-term incentive awards to our executive officers, as well as stock grants awarded to directors, depending on whether the information is favorable or unfavorable. Our historical practice with respect to the timing of long-term incentive awards, including payments under the Executive Incentive Plan, has been to approve such grants once each year in the first quarter of the year following the year to which the award pertains. Long-term incentive restricted stock awards for 2014, 2015 and 2016 performance were granted to certain officers and employees of the Company. The 2014, 2015 and 2016 grants occurred in the first quarter of 2015, 2016 and 2017, respectively, in each case after the Company had released its fourth quarter results for the year. We anticipate that any future grants will be awarded on a timetable similar to our historical practice.

Non-employee directors receive annual grants of restricted stock on the first Friday following the annual meeting of shareholders, generally in May or June of each year, which shares will vest at the end of one year.

In the case of grants to our non-employee directors, we believe that the annual meeting of shareholders is an appropriate time during the year to make equity grants and that a consistent application of our equity granting practices from year to year regardless of the content of the first quarter earnings release is also appropriate. The equity awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive or director compensation. We do not have a practice when granting such awards of setting the exercise price of options or stock appreciation rights based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. All stock incentive awards granted to executives are granted at the closing price of our common stock on the effective date of grant.

Retirement Plans. We provide additional compensation to our executive officers through various plans which are also available to some or all of our other employees. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive’s total annual compensation and determining the annual and long-term compensation components described above.

We have a 401(k) Savings Plan for all of our employees.  The 401(k) Savings Plan has historically allowed eligible employees to defer up to 25% of their eligible compensation, and we have made discretionary matching contributions on a dollar-for-dollar basis up to 6% of an employee’s eligible compensation.  In 2016, the amount that eligible employees are permitted to defer was increased to 100% of their eligible compensation, but the discretionary matching contribution was not changed. Eligible employee deferrals and matching contributions under the 401(k) Savings Plan are subject to limitations imposed by the Internal Revenue Code.

Other Benefits and Perquisites. The Company provides our executive officers with perquisites and other personal benefits on a limited basis with overall compensation program objectives to attract and retain high quality executives. The Compensation Committee has reviewed the levels of perquisites and other personal benefits provided to our executive officers and the Compensation Committee believes them to be appropriate.

Mr. Boston relocated in 2011 from Jacksonville, Florida to our headquarters in Richmond, Virginia. The Company reimbursed Mr. Boston for certain relocation expenses and granted him 35,006 shares of restricted stock, which vested quarterly over a three-year period, in connection with his relocation to Richmond in August 2011. The total amount of relocation expense incurred in 2012 for Mr. Boston’s relocation to Richmond was $212,472, which equates to the vested amount of his restricted stock grant in connection with his relocation, the related income tax gross-up expense and trailing relocation expenses paid in 2012. The total amount incurred in 2013 for Mr. Boston’s relocation to Richmond was $189,337, which equates to the vested amount of his restricted stock grant in connection with his relocation and the related income tax gross-up expense. The total amount incurred in 2014 for Mr. Boston’s relocation to Richmond was $128,380, which equates to the vested amount of his restricted stock grant in connection with his relocation and the related income tax gross-up expense. No amounts were incurred in 2016 or 2015 for Mr. Boston’s relocation to Richmond.

In 2016 and 2015, the Company paid certain legal fees incurred by Mr. Boston in connection with the ongoing negotiation of his new employment agreement.

Details of perquisites provided to the executive officers are set forth in footnotes to the Summary Compensation Table.

Employment Agreements and Severance Agreements.  As of December 31, 2016, we had an employment agreement with Mr. Boston and a severance agreement with Mr. Benedetti. In March 2017, the Company entered into employment agreements with Mr. Benedetti and Ms. Popenoe. Mr. Benedetti's employment agreement replaces his severance agreement. Mr. Akin’s employment agreement expired on March 1, 2011 and was not be renewed in light of his transition to non-executive Chairperson of the Board in May 2016.

Mr. Boston.  As discussed above, on December 8, 2016, the Company entered into a new employment agreement with Mr. Boston, replacing his July 31, 2009 employment agreement and September 7, 2011 relocation agreement. As discussed above, the Compensation Committee authorized management to engage in a shareholder outreach effort with the Company’s largest shareholders during 2015 to better understand shareholders’ perspectives on the Company’s executive compensation program following the Company’s 2015 Annual Meeting of Shareholders. While investors had varying perspectives, a few common themes emerged from the discussions. These themes included a desire to see (1) a greater link between CEO pay and Company performance, (2) less Compensation Committee discretion with respect to incentive awards for executives, (3) longer performance periods for performance-based awards and (4) performance metrics that are viewed to more closely link executive pay with shareholder value, such as total shareholder return. The Compensation Committee carefully considered the feedback received during this outreach effort in negotiating the new agreement with Mr. Boston. The primary areas of shareholder concern regarding his prior agreement have been changed including the elimination of a “single trigger” provision for severance in connection with a “change in control” (as defined in the agreement) and the elimination of any tax gross-ups.

Mr. Boston’s new employment agreement provides for Mr. Boston to serve as Chief Executive Officer of the Company with an initial term through December 31, 2019.  The term will be automatically extended for an additional year on December 31, 2019, unless either the Company or Mr. Boston gives written notice of non-renewal at least 90 days prior to the renewal date. The agreement provides for Mr. Boston to receive an annual base salary of at least $675,000, subject to annual increases or decreases by the Board, provided that the annual base salary may only be decreased below $675,000 with Mr. Boston’s consent and may not be decreased following a “change in control” (as defined in the agreement). Under the agreement, Mr. Boston is eligible to receive equity compensation awards to the extent determined by the Board and is eligible to participate in the Executive Incentive Plan (or any successor plan), with a minimum target incentive opportunity each year of 200% of his base salary. Mr. Boston is also entitled to participate in the employee and executive benefit plans and programs offered by the Company in which other senior executives of the Company are eligible to participate, including medical, dental, life and disability insurance and retirement, deferred compensation and savings plans, in accordance with the terms and conditions of such plans.  Under the agreement, Mr. Boston will be provided with a cell phone and personal data assistant for his use, and the Company will pay for any business-related usage fees for such items. Mr. Boston will also be entitled to reimbursement for the cost of an annual executive medical services program.

The agreement provides that Mr. Boston may be terminated by the Company with or without “cause” (as defined in the agreement). If Mr. Boston resigns for “good reason” (as defined in the agreement) or his employment is terminated without cause not in connection with a change in control, Mr. Boston will be entitled to receive a lump sum severance payment equal to two times the sum of (i) his annual base salary at the time of termination and (ii) the average of his “annual incentive award” (as defined in the agreement) paid for the prior three years. Mr. Boston will also be entitled to receive any amounts already earned but not yet paid (or his “accrued obligations,” as defined in the agreement); continued medical, dental, life and disability insurance coverage for 24 months; “prorated incentive awards” (as defined in the agreement) for the year of termination and other open performance periods (prorated for time through the date of termination and for performance at the greater of target or actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals); and full vesting of any unvested equity awards.

The agreement contains a “double trigger” provision for severance in a change in control context, by redefining good reason, and makes one of the thresholds for triggering a change in control harder to satisfy. Under this “double trigger” provision, if Mr. Boston resigns for “good reason” or his employment is terminated without cause on or within two years after a change in control, he will be entitled to receive a lump sum severance payment equal to 2.99 times the sum of (i) his annual base salary at the time of termination and (ii) the average of his annual incentive award paid for the prior three years. Mr. Boston will also be entitled to receive his accrued obligations; continued medical, dental, life and disability insurance coverage for 36 months; prorated incentive awards for the year of termination and other open performance periods; and full vesting of any unvested equity awards.

If Mr. Boston’s employment terminates due to death, the agreement provides for a lump sum payment to his estate of his accrued obligations plus an amount equal to the sum of (i) Mr. Boston’s annual base salary at the time of his death and (ii) the average of his annual incentive award paid for the prior three years. His estate will also be entitled to his prorated incentive awards for the year of death and other open performance periods and full vesting of his unvested equity awards. If Mr. Boston’s employment terminates due to disability, he will be entitled to receive his accrued obligations, incentive awards for the year of termination and other open performance periods (prorated for performance at the greater of target or actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals) and full vesting of any unvested equity awards.

If the Company determines not to renew Mr. Boston’s employment agreement on December 31, 2019 or does not offer Mr. Boston a comparable replacement employment agreement to be effective on December 31, 2020, in each case other than for cause, Mr. Boston will be entitled to receive the same payments discussed above for termination without cause or resignation for good reason, either not in connection with a change in control or on or within two years after a change in control, as applicable depending on when the non-renewal or termination occurs.

Except for his accrued obligations, payment of all of the severance payments discussed above (other than in the event of death) is contingent on Mr. Boston’s signing a release in favor of the Company.

In certain cases, some or all of the payments and benefits provided on termination of Mr. Boston’s employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the agreement. In the case of benefits that are delayed, Mr. Boston would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Company at the end of the six-month period.

The agreement eliminates the right to receive any gross-up payment on any tax imposed on Mr. Boston and provides for change in control severance benefits on a “best net” approach, under which the change in control severance benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause Mr. Boston to receive more after-tax compensation than without a reduction.

The agreement also provides for a clawback of any incentive compensation by the Company, including both equity and cash compensation, to the extent required by federal or state law or regulation or stock exchange requirement. Under the agreement, Mr. Boston is also subject to certain restrictive covenants in favor of the Company, including (i) a confidentiality covenant that applies during and following his employment, (ii) a non-solicitation covenant that applies during and for 12 months following his employment, and (iii) a non-competition covenant that applies during his employment and for 90 days following his employment if he does not receive severance benefits and for 6 months following his employment if he receives severance benefits.

Mr. Benedetti. As of December 31, 2016, Mr. Benedetti had a severance agreement with the Company that was replaced by his new employment agreement in March 2017 (as described below). The terms of Mr. Benedetti’s severance agreement provided generally that a lump sum payment would made to Mr. Benedetti under certain circumstances upon his termination of employment with us.  These circumstances include the termination of employment by Mr. Benedetti for “good reason” (as defined in the severance agreement), which includes termination after a “change in control” (as defined in the severance agreement) or the termination of his employment by the Company without “cause” (as defined in the severance agreement).  In such events, Mr. Benedetti would have had the right to receive a lump sum payment equal to the sum of (i) his base salary and bonus, to the extent already earned by Mr. Benedetti, but unpaid, (ii) the equivalent of his annual base salary of one year for every fifty months that Mr. Benedetti has been employed by the Company prorated for any period of less than fifty months and (iii) any other amounts or benefits Mr. Benedetti is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.  Mr. Benedetti also would have become fully vested in any restricted stock, options, stock appreciation rights or other forms of incentive stock compensation granted to him if he terminated his employment for good reason or if he was terminated without cause.  Finally, in such events, the Company would have been obligated to provide continued coverage to Mr. Benedetti at its expense under the Company’s medical, dental, life insurance and disability policies or arrangements for a period of 12 months following termination of employment, which might be limited in certain circumstances.

If Mr. Benedetti’s employment were terminated for cause, the Company would have only been obligated to pay to Mr. Benedetti (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, (iii) the amount of any compensation previously deferred by Mr. Benedetti, and (iv) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Benedetti voluntarily terminated his employment for other than good reason, the Company would have been obligated to pay him (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, and (iii) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.

Mr. Benedetti’s severance agreement provided for his change in control benefits to be reduced to the maximum amount that may be paid or distributed that would avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code.

In certain cases, some or all of the payments and benefits provided on termination of Mr. Benedetti’s employment could have been delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the agreement. In the case of benefits that are delayed, Mr. Benedetti would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Company at the end of the six-month period.

Mr. Benedetti and Ms. Popenoe. On March 3, 2017, the Company entered into new employment agreements with Mr. Benedetti and Ms. Popenoe. Mr. Benedetti’s employment agreement replaced his severance agreement, dated June 11, 2004 as amended December 31, 2008. Ms. Popenoe did not have a prior employment agreement with the Company. The terms of Mr. Benedetti’s and Ms. Popenoe’s employment agreements are substantially the same as Mr. Boston’s employment agreement, except as follows. Mr. Benedetti’s and Ms. Popenoe’s employment agreements provide for initial terms through March 1, 2019. These terms will be automatically extended for an additional year on March 1, 2019, unless either the Company or Mr. Benedetti or Ms. Popenoe, respectively, gives written notice of non-renewal at least 90 days prior to the renewal date. The agreements provide for Mr. Benedetti and Ms. Popenoe to each receive an annual base salary of at least $435,000, provided that the annual base salary may only be decreased below $435,000 with Mr. Benedetti’s or Ms. Popenoe’s consent and may not be decreased following a “change in control” (as defined in the agreement). Under the agreements, Mr. Benedetti and Ms. Popenoe are eligible to receive equity compensation awards to the extent determined by the Board and are eligible to participate in the Executive Incentive Plan (or any successor plan), with a minimum target incentive opportunity each year of 150% of base salary.

If either Mr. Benedetti or Ms. Popenoe resigns for “good reason” (as defined in the agreement) or his or her employment is terminated without cause not in connection with a change in control, they will be entitled to receive a lump sum severance payment equal to 1.5 times the sum of (i) his or her annual base salary at the time of termination and (ii) the average of his or her “annual incentive award” (as defined in the agreement) paid for the prior three years. Mr. Benedetti and Ms. Popenoe will also be entitled to receive their accrued obligations; continued medical, dental, life and disability insurance coverage for 18 months; prorated incentive awards for the year of termination and other open performance periods; and full vesting of any unvested equity awards.

If Mr. Benedetti or Ms. Popenoe resign for “good reason” or his or her employment is terminated without cause on or within two years after a change in control, they will be entitled to receive a lump sum severance payment equal to 2.24 times the sum of (i) his or her annual base salary at the time of termination and (ii) the average of his or her annual incentive award paid for the prior three years. Mr. Benedetti and Ms. Popenoe will also be entitled to receive their accrued obligations; continued medical, dental, life and disability insurance coverage for 27 months; prorated incentive awards for the year of termination and other open performance periods; and full vesting of any unvested equity awards.

See further discussion under “Potential Payments upon Termination or Change in Control” below.

Limitations on Deductibility of Compensation

In making compensation decisions, the Compensation Committee considers Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which limits the federal income tax deductibility of certain compensation in excess of $1 million paid to certain executive officers.  Certain compensation, including certain forms of “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m).  The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of the Company’s overall compensation philosophy.  The Compensation Committee currently believes, however, that it is generally in the Company’s and its shareholders’ best interest for the Compensation Committee to retain discretion and flexibility to develop appropriate compensation programs and establish appropriate compensation levels. As a result, the Compensation Committee awards compensation that is not fully deductible under Section 162(m) when it believes it is in the best interest of the Company and its shareholders to do so, as it has done in recent years with respect to the named executive officers’ compensation.

For 2016, approximately $1.1 million of the compensation for Mr. Boston was not deductible under Section 162(m).  In approving compensation for 2016, the Compensation Committee considered the requirements of Section 162(m) for the performance-based compensation exemption and determined that the need for discretion and flexibility in the Company’s compensation program, particularly with respect to bonus awards, outweighed the related loss of tax deductibility.

Limitations on Certain Short-term or Speculative Transactions in the Company’s Securities

The Board of Directors has approved a Statement of Policy Regarding Trading in Company Securities (the “Insider Trading Policy”) that applies to all directors, officers and employees of the Company and helps ensure that the Company’s personnel bear the full risks and benefits of stock ownership. The Insider Trading Policy prohibits directors and executive officers, among others, from engaging in short-term or speculative transactions in the Company’s securities, such as short sales, trading in publicly-traded derivative securities, and hedging transactions. The Insider Trading Policy also prohibits directors and executive officers, among others, from holding the Company’s securities in margin accounts and from pledging the Company’s securities.

Report of the Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Robert A. Salcetti, Chairperson
Michael R. Hughes
Valerie A. Mosley

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee is, and no member who served during 2016 was, a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any current member of the Compensation Committee or member who served during 2016.

Compensation of Executive Officers

Compensation for our executive officers is administered under the direction of our Compensation Committee.  In the tables and discussion below, we summarize the compensation earned during 2016, 2015, and 2014 by Messrs. Akin, Boston, and Benedetti and Ms. Popenoe. The Company had no other executive officers during 2016.

Summary Compensation Table for 2016*

Name and Principal Position	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Non-Equity Incentive Plan Compens-ation(5) ($)	All Other Compens-ation (6) ($)	Total ($)
Thomas B. Akin Executive Chairperson (1)	2016	$270,673	$—	$50,005	$—	$94,620	$415,298
	2015	500,000	—	—	—	174,445	674,445
	2014	500,000	499,993	459,998	—	203,504	1,663,495
Byron L. Boston Chief Executive Officer, President and Co-Chief Investment Officer	2016	$675,000	$—	$—	$883,194	$219,184	$1,777,378
	2015	675,000	1,125,000	—	—	278,618	2,078,618
	2014	675,000	—	692,995	1,349,997	375,528	3,093,520
Stephen J. Benedetti Executive Vice President, Chief Financial Officer and Chief Operating Officer	2016	$375,000	$—	$—	$367,991	$84,732	$827,723
	2015	375,000	471,558	—	—	101,357	947,915
	2014	375,000	—	267,997	562,497	100,005	1,305,499
Smriti L. Popenoe Executive Vice President and Co-Chief Investment Officer	2016	$408,000	$—	$—	$400,390	$76,600	$884,990
	2015	408,000	525,807	—	—	74,853	1,008,660
	2014	408,000	—	300,000	692,000	29,653	1,429,653
______________

*The columns for "Option Awards" and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(1)	Mr. Akin served as Executive Chairperson until May 17, 2016, when he transitioned to the role of non-executive Chairperson of the Board.

(2)
For Mr. Akin, the amount for 2016 reflects base salary of $189,423 earned as Executive Chairman through May 17, 2016 as well as annual retainer and Chairperson fees totaling $81,250 paid to Mr. Akin after May 17, 2016 for his service as a non-employee director.

(3)
Mr. Akin was not eligible for a bonus award in 2016 or 2015. Bonus amounts earned for the other executive officers in 2015 and for Mr. Akin for 2014 were determined by the Compensation Committee on a discretionary basis and are, therefore, included in the “Bonus” column rather than the “Non-Equity Incentive Plan Compensation” column. The amounts reported include both the cash portion of the executive officer’s discretionary bonus award as well as the portion that was paid in restricted shares of the Company’s common stock, for 2015 and 2014 performance, respectively. Both the cash portion and the restricted shares portion of these bonus awards were paid in the year following the year of performance.

(4)
For Mr. Akin, the amount for 2016 reflects the grant date fair value of the restricted stock award he received on May 20, 2016 as a non-employee director. For the other executive officers, no stock awards were granted in 2016 or 2015 outside of the portion of the bonus award paid in shares of the Company’s common stock, which is included in the “Non-Equity Incentive Plan Compensation” column for 2016 and in the “Bonus” column for 2015. The amounts in the “Stock Awards” column for 2014 for Messrs. Akin, Boston, and Benedetti represent the grant date fair value of restricted stock granted to them outside of the Performance Bonus Program in January 2014, representing incentive compensation related to 2013 performance. The amount for Ms. Popenoe for 2014 represents the grant date fair value of the restricted stock grant she received in connection with her hiring as Executive Vice President and Co-Chief Investment Officer, effective January 1, 2014. In all cases, the shares were granted under the Company’s 2009 Stock and Incentive Plan, and the grant date fair value of the restricted stock was calculated in accordance with ASC Topic 718 and based on the closing price of the Company’s common stock on the grant date.

(5)
Bonus amounts earned for 2016 under the Executive Incentive Plan for Messrs. Boston and Benedetti and Ms. Popenoe include (a) the actual bonus amount earned for 2016 performance under the annual incentive component and (b) the actual bonus amount earned for performance during the one-year transition period ended December 31, 2016 under the long-term incentive component, and in each case include both the cash portion of the bonus award and the portion that was paid in shares of the Company’s common stock. For further information, see “Incentive Compensation” beginning on page 20. Bonus amounts earned for 2014 under the Performance Bonus Program for Messrs. Boston and Benedetti and Ms. Popenoe include both the cash portion of the annual bonus award and the portion that was paid in shares of the Company’s common stock. In each case, the cash portion and the shares portion of these bonus awards were paid in the year following the year in which the applicable performance criteria was achieved.

(6)	The following table presents the components of “All Other Compensation” in the table above for each of the executive officers for 2016:

Name	Thomas B. Akin	Byron L. Boston	Stephen J. Benedetti	Smriti L. Popenoe
Dividends paid on unvested restricted stock	$93,624	$197,558	$64,778	$59,172
Matching contributions to the Company’s 401(k) Savings Plan	—	15,900	15,900	15,900
Group term life insurance premiums	528	1,032	552	360
Gross up expenses related to the group term life insurance	40	79	42	28
HSA Company contributions	—	—	2,320	—
Long-term disability insurance premiums	428	1,140	1,140	1,140
Fees paid for legal review of draft employment agreement	—	3,475	—	—
Total other compensation	$94,620	$219,184	$84,732	$76,600

All compensation that we have paid to Messrs. Akin, Boston, and Benedetti and Ms. Popenoe has been determined as described above in our “Compensation Discussion and Analysis” section.

Grants of Plan-Based Awards for 2016*

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Thresh-old ($)	Target ($)	Maximum ($)
Thomas B. Akin (2)
	5-20-16	5-18-16	—	—	—	7,693	—	—	$50,005
Byron L. Boston
Annual Component (3)			—	$1,080,000	$2,160,000	—	—	—	—
Long-Term Component (4)			—	$270,000	$540,000	—	—	—	—
Long-Term Component (5)			—	$270,000	$540,000	—	—	—	—
Long-Term Component (6)			—	$270,000	$540,000	—	—	—	—
Stephen J. Benedetti
Annual Component (3)			—	$450,000	$900,000	—	—	—	—
Long-Term Component (4)			—	$112,500	$225,000	—	—	—	—
Long-Term Component (5)			—	$112,500	$225,000	—	—	—	—
Long-Term Component (6)			—	$112,500	$225,000	—	—	—	—
Smriti L. Popenoe
Annual Component (3)			—	$489,600	$979,200	—	—	—	—
Long-Term Component (4)			—	$122,400	$244,800	—	—	—	—
Long-Term Component (5)			—	$122,400	$244,800	—	—	—	—
Long-Term Component (6)			—	$122,400	$244,800	—	—	—	—

*	Columns for “Estimated Future Payouts Under Equity Incentive Plan Awards” have been omitted because they are not applicable.

(1)
For Mr. Akin, the amount reflects the grant date fair value of the restricted stock award he received on May 20, 2016 as a non-employee director, under the Company’s 2009 Stock and Incentive Plan (calculated in accordance with ASC Topic 718).

(2)	Mr. Akin was not eligible for a bonus award in 2016.

(3)
Reflects the target and maximum amounts that the executive officers could earn for 2016 performance under the annual incentive component of the Executive Incentive Program, absent exercise of discretion by the Compensation Committee to increase or decrease the award by up to 10% but not above the maximum. There is no threshold amount under the Executive Incentive Program. The actual amounts earned by Messrs. Boston and Benedetti and Ms. Popenoe for 2016 performance under this component, which were paid partly in cash and partly in shares of restricted stock with a three-year vesting period, are reported as “Non-Equity Incentive Plan Compensation” for 2016 in the Summary Compensation Table on page 30.

(4)
Reflects the target and maximum amounts that the executive officers could earn for performance during the one-year transition period ended December 31, 2016 under the long-term incentive component of the Executive Incentive Program, absent exercise of discretion by the Compensation Committee to increase or decrease the award by up to 10% but not above the maximum. There is no threshold amount under the Executive Incentive Program. The actual amounts earned by Messrs. Boston and Benedetti and Ms. Popenoe for performance under this component, which were paid partly in cash and partly in shares of unrestricted stock, are reported as “Non-Equity Incentive Plan Compensation” for 2016 in the Summary Compensation Table on page 30.

(5)
Reflects the target and maximum amounts that the executive officers could earn for performance during the two-year transition period ending December 31, 2017 under the long-term incentive component of the Executive Incentive Program, absent exercise of discretion by the Compensation Committee to increase or decrease the award by up to 10%. There is no threshold amount under the Executive Incentive Program. The actual payout, if any, of this long-term incentive component of the Executive Incentive Plan granted in 2016 will be reported in the Summary Compensation Table reporting compensation for 2017.

(6)
Reflects the target and maximum amounts that the executive officers could earn for performance during the three-year period ending December 31, 2018 under the long-term incentive component of the Executive Incentive Program, absent exercise of discretion by the Compensation Committee to increase or decrease the award by up to 10% but not above the maximum. There is no threshold amount under the Executive Incentive Program. The actual payout, if any, of this long-term incentive component of the Executive Incentive Plan granted in 2016 will be reported in the Summary Compensation Table reporting compensation for 2018.

Holdings of Stock-Based Awards

The table below presents information regarding restricted stock held by each of our named executive officers as of December 31, 2016. None of our named executive officers held any options or stock appreciation rights as of December 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End*

Name	Option Awards (1)				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
Thomas B. Akin	—	—	—	—	88,603	$604,272
Byron L. Boston	—	—	—	—	221,143	1,508,195
Stephen J. Benedetti	—	—	—	—	70,679	482,031
Smriti L. Popenoe	—	—	—	—	68,500	467,170

* The columns for “Equity Incentive Plan Awards” have been omitted because they are not applicable.

(1)	None of the executive officers had any outstanding stock options or stock appreciation rights as of December 31, 2016.

(2)	All of these shares were granted under the Company’s 2009 Stock and Incentive Plan. See the following table for details of the vesting for each grant of restricted stock:

Name	Grant Date	Restricted Shares	Vesting Schedule
Thomas B. Akin	04-02-13	6,250	Vests on March 15, 2017
	01-21-14	28,501	Vests in equal annual installments on February 15, 2017 and February 15, 2018
	01-28-14	26,055	Vests on February 15, 2017
	02-25-15	20,104	Vests in equal annual installments on February 15, 2017 and February 15, 2018
	05-20-16	7,693	Vests on May 19, 2017
Byron L. Boston	04-02-13	7,435	Vests on March 15, 2017
	01-21-14	42,937	Vests in equal annual installments on February 15, 2017 and February 15, 2018
	01-28-14	26,055	Vests on February 15, 2017
	02-25-15	54,282	Vests in equal annual installments on February 15, 2017 and February 15, 2018
	02-22-16	90,434	Vests in equal annual installments on February 15, 2017, February 15, 2018 and February 15, 2019
Stephen J. Benedetti	01-21-14	16,605	Vests in equal annual installments on February 15, 2017 and February 15, 2018
	01-28-14	6,188	Vests on February 15, 2017
	02-25-15	22,618	Vests in equal annual installments on February 15, 2017 and February 15, 2018
	02-22-16	25,268	Vests in equal annual installments on February 15, 2017, February 15, 2018 and February 15, 2019
Smriti L. Popenoe	01-01-14	12,500	Vests on January 1, 2017
	02-25-15	27,825	Vests in equal annual installments on February 15, 2017 and February 15, 2018
	02-22-16	28,175	Vests in equal annual installments on February 15, 2017, February 15, 2018 and February 15, 2019

(3)	This amount represents the fair market value of the restricted stock as of December 30, 2016, the last business day of 2016. The closing price of the Company’s common stock was $6.82 on that date.

Option Exercises and Stock Vested

The table below presents information regarding restricted stock held by our executive officers that vested during 2016.

Option Exercises and Stock Vested for 2016 (1)

Name	Stock Awards
	Vesting Date	Vesting Date Stock Price per Share (2)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting (2) ($)
Thomas B. Akin	02-15-16	$5.68	50,356	$286,022
	03-01-16	6.38	11,906	75,960
	03-15-16	6.57	21,076	138,469
			83,338	500,451

Byron L. Boston	02-15-16	5.68	74,663	424,086
	03-01-16	6.38	11,906	75,960
	03-15-16	6.57	25,382	166,760
			111,951	666,806

Stephen J. Benedetti	02-15-16	5.68	25,798	146,533
	03-01-16	6.38	3,221	20,550
	03-15-16	6.57	9,944	65,332
			38,963	232,415

Smriti L. Popenoe	01-01-16	6.35	12,500	79,375
	02-15-16	5.68	13,912	79,020
			26,412	158,395

(1)	None of the executive officers exercised any stock options or stock appreciation rights during 2016.

(2)	For purposes of this table, where a vesting date was a non-business day, the Company’s common stock closing stock price on the business day prior to the vesting date was used.

Nonqualified Deferred Compensation for 2016

The Company does not have a nonqualified deferred compensation plan.

Other Compensation

We do not offer any pension benefit plans or deferred compensation plans to our executive officers or other employees, other than what is discussed under the Retirement Plans section of “Compensation Discussion and Analysis” above.

Potential Payments upon Termination or Change in Control

The following table shows the estimated payments to or benefits to be received by each of the named executive officers upon the following termination events or upon a change in control of the Company, in each case assuming that the termination event or the change in control occurred on December 31, 2016, and assuming a stock price of $6.82, which was the closing stock price of the Company’s common stock on December 30, 2016. The amounts reflected in the following table are estimates, as the actual amounts to be paid to or received by a named executive officer can only be determined at the time of termination or change in control.

The following table reports only amounts that are increased, accelerated or otherwise paid or payable as a result of the applicable termination or change in control event and, as a result, excludes amounts accrued through December 31, 2016, such as accrued but unpaid salary and bonus amounts for completed performance periods, already vested equity awards and vested account balances under the 401(k) Savings Plan. The table also excludes any amounts that are available generally to all salaried employees and in a manner that does not discriminate in favor of our executive officers. The table does not reflect any payments or benefits that would be received by Mr. Benedetti or Ms. Popenoe pursuant to their new employment agreements, because those agreements were not in effect as of December 31, 2016.

Payments and Benefits	Death (1)	Termination Due to Disability	Termination Without Cause or for Good Reason Not in Connection with Change in Control (2)	Termination Without Cause or for Good Reason within 2 Years Following a Change in Control (3) (4)	Termination For Cause or Without Good Reason (9)	Change in Control with no Related Termination
Thomas B. Akin
Severance	$—	$—	$—	$—	$—	$—
Executive Incentive Plan	—	—	—	—	—	—
Restricted Stock - Accelerated Vesting (5)	604,272	604,272	—	—	—	604,272
Health & Welfare Benefits	—	—	—	—	—	—
Total	$604,272	$604,272	$—	$—	$—	$604,272

Byron L. Boston
Severance (6)	$1,709,997	$—	$3,419,994	$5,112,891	$—	$—
Executive Incentive Plan (6) (7)	225,000	540,000	225,000	225,000	—	—
Restricted Stock - Accelerated Vesting (5)	1,508,195	1,508,195	1,508,195	1,508,195	—	1,508,195
Health & Welfare Benefits (6) (8)	—	—	58,356	87,534	—	—
Total	$3,443,192	$2,048,195	$5,211,545	$6,933,620	$—	$1,508,195

Stephen J. Benedetti
Severance (9)	$—	$—	$2,000,000	$2,000,000	$—	$—
Executive Incentive Plan (7)	40,375	40,375	40,375	40,375	—	—
Restricted Stock - Accelerated Vesting (5)	482,031	482,031	482,031	482,031	—	482,031
Health & Welfare Benefits (8)	—	—	21,044	21,044	—	—
Total	$522,406	$522,406	$2,543,450	$2,543,450	$—	$482,031

Smriti L. Popenoe
Severance	$—	$—	$—	$—	$—	$—
Executive Incentive Plan (7)	43,928	43,928	43,928	43,928	—	—
Restricted Stock - Accelerated Vesting (5)	467,170	467,170	467,170	467,170	—	467,170
Health & Welfare Benefits	—	—	—	—	—	—
Total	$511,098	$511,098	$511,098	$511,098	$—	$467,170

(1)
Under his employment agreement, if Mr. Boston’s employment terminates due to death, his estate will be entitled to receive a lump sum payment of an amount equal to the sum of (i) his annual base salary at the time of his death and (ii) the average of his annual incentive award paid for the prior three years.

(2)
Under his employment agreement, if Mr. Boston resigns for good reason or his employment is terminated without cause not in connection with a change in control, he will be entitled to receive a lump sum severance payment equal to two times the sum of (i) his annual base salary at the time of termination and (ii) the average of his annual incentive award paid for the prior three years.

(3)
Under his employment agreement, if Mr. Boston resigns for good reason or his employment is terminated without cause on or within two years after a change in control, he will be entitled to receive a lump sum severance payment equal to 2.99 times the sum of (i) his annual base salary at the time of termination and (ii) the average of his annual incentive award paid for the prior three years.

(4)
Mr. Boston’s employment agreement provides for change in control benefits on a “best net” approach, under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause him to receive more after-tax compensation than without a reduction. Mr. Benedetti’s severance agreement provides for his change in control benefits to be reduced to the maximum amount that may be paid or distributed that will avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code. The amounts shown in this column do not reflect any reductions that might be made pursuant to these provisions.

(5)
Restricted shares granted to the executive officers become fully vested upon (a) a change in control, (b) termination of the executive officer’s employment due to disability, death, or retirement (with the consent of the Compensation Committee) at or after age sixty-five where there is no cause for termination or (c) termination of the executive officer’s employment for good reason (if defined in an applicable employment agreement) or termination of the executive officer’s employment without cause. In connection with his transition to non-executive Chairperson, Mr. Akin’s outstanding restricted shares were amended for these events to relate to his cessation of Board service. In addition, the restricted shares granted to Mr. Akin as a non-employee director on May 20, 2016 become fully vested upon (a) a change in control, (b) Mr. Akin’s ceasing to serve as a director due to disability or death or (c) Mr. Akin’s retirement as a director at or after age seventy-five. None of the named executive officers were eligible for retirement under these provisions as of December 31, 2016. In connection with Mr. Akin’s decision to not stand for re-election, his outstanding restricted shares were amended in March 2017 to fully vest as of the Annual Meeting, subject to his continuing to serve as a director until such date.

(6)	Mr. Boston must sign a general release (other than in the event of death) in order to be entitled to receive these amounts.

(7)
Under Mr. Boston’s employment agreement, if before the end of a performance period, Mr. Boston’s employment terminates due to death, or he resigns for good reason or his employment is terminated without cause whether or not in connection with a change in control, he or his estate will be entitled to receive prorated incentive awards for any open performance periods (prorated for time through the date of termination and for performance at the greater of target or actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals) and if his employment terminates due to disability before the end of a performance period, he will be entitled to receive incentive awards for any open performance periods (prorated for performance at the greater of target or actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals). For Mr. Benedetti and Ms. Popenoe, under the Executive Incentive Plan, if the executive officer’s employment is terminated by the Company other than for cause or due to death before the end of a performance period, the executive officer will be entitled to receive prorated incentive awards for any open performance periods (prorated for time through the date of termination and for performance based on actual performance in the case of financial goals and at maximum in the case of non-financial and individual goals). The prorated amounts shown in this row reflect TER performance at actual.

(8)
Under his employment agreement, if Mr. Boston resigns for good reason or his employment is terminated without cause, he will be entitled to receive continued medical, dental, life and disability insurance coverage for 24 months in the case of termination not in connection with a change in control and for 36 months in the case of termination on or within two years after a change in control. Under his severance agreement, if Mr. Benedetti resigns for good reason (which includes the occurrence of a change in control) or his employment is terminated without cause, he will be entitled to receive continued medical, dental, life insurance and disability coverage for 12 months. The amounts shown in this row represent the net present value of the estimated benefits costs in each case.

(9)
Under his severance agreement, if Mr. Benedetti resigns for good reason or his employment is terminated without cause, he will be entitled to receive a lump sum payment equal the equivalent of his then-current annual base salary of one year for every fifty months that he has been employed by the Company, prorated for any period of less than fifty months.

PROPOSAL TWO

ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are providing our shareholders the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain highly skilled and motivated officers who will manage the Company in a manner to promote our growth and profitability, prudently preserve our capital, and advance the interests of our shareholders. Under this program, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 15 for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers and changes we made to our incentive compensation approach.

The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure they achieve the desired goal of striking a balance between recognition of recent achievements and aligning the interests of management on a longer-term basis with that of the Company’s shareholders. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting for this proposal. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our shareholders and we will consider our shareholders’ concerns and the outcome of this vote when making future compensation decisions regarding our executive officers.

We anticipate that the next vote on a say-on-pay proposal will occur at the 2018 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL THREE

ADVISORY AND NON-BINDING VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal Three (commonly known as a “say-on-pay frequency” proposal), shareholders may indicate whether they would prefer to have the say-on-pay vote every one, two or three years.

Our shareholders voted on a similar proposal in 2011, with the majority voting to have the say-on-pay vote every year. The Board of Directors continues to believe a frequency of every year is the optimal frequency for the say-on-pay vote so that shareholders may annually express their views on our executive compensation program.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for future say-on-pay votes that has been selected by shareholders. The Board values the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of this vote when determining the frequency of future say-on-pay votes. However, because this vote is advisory and not binding on the Company or the Board of Directors in any way, the Board may decide that it is in the best interest of our shareholders and the Company to hold the say-on-pay vote more or less frequently than the option selected by our shareholders. We anticipate that the next vote on a say-on-pay frequency proposal will occur at the 2023 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE OPTION OF ONE YEAR AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

RELATED PERSON TRANSACTIONS

We recognize that maintaining the independence in fact and appearance for our directors and officers is critical. Therefore, we have certain policies and procedures in place to critically evaluate each transaction that could impact the independence of directors and officers. Our Code of Business Conduct and Ethics provides that the Company’s personnel, including directors and officers, are expected to avoid any situation in which their personal interests conflict, or have the appearance of conflicting, with those of the Company. Our Corporate Governance Guidelines also provide that the Company will generally refrain from entering into contracts with Board members and their immediate family members or providing support directly or indirectly to organizations with which a Board member may be affiliated. In the event that we deem it appropriate to enter transactions with a Board member or a member of his or her immediate family, the terms of the transaction must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time of a comparable transaction with a non-related person. The Board will also evaluate each of these transactions when the independence of the director is determined.

Our Board has adopted certain written policies and procedures, included within our Code of Business Conduct and Ethics, for the review, approval and ratification of related person transactions, which we refer to here as our Related Person Policy. Among other things, our Related Person Policy provides that, other than compensation matters which are approved or ratified by our Compensation Committee, a related person transaction is prohibited unless it is approved or ratified by the Audit Committee. A “related person transaction” is any transaction, arrangement or relationship (or any series of transactions, arrangements or relationships) in which we were, are or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Any related person transaction must be reported to the Chairperson of the Audit Committee. A “related person,” as defined in our Related Person Policy, means any person who is an executive officer, director or nominee for director of the Company, any person who is the owner of more than 5% of any class of the Company’s outstanding equity securities, any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of the executive officer, director, nominee or more than 5% owner, and any entity which is owned or controlled by any of the foregoing persons or in which one of the foregoing persons has a substantial ownership interest or control of such entity.

Under the Related Person Policy, proposed related person transactions are reported to the Chairperson of the Audit Committee. The Chairperson will assess, with the assistance of counsel, if appropriate, whether the proposed transaction would be a related person transaction and, if so, the proposed related person transaction shall be submitted to the Audit Committee for consideration. In determining whether to approve or ratify the proposed related person transaction, the Audit Committee will consider, among other things, whether the related person transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders, and, where applicable, whether the terms of such transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party. The Audit Committee notifies the related person of its determination.

Mr. Benedetti, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer has since 2002, been the sole shareholder of a company that was the parent corporation to a wholly-owned subsidiary, DCI Commercial, Inc. (“DCI”), formerly known as Dynex Commercial, Inc. As previously disclosed, DCI was named a party to several lawsuits in 1999 and 2000 regarding the activities of DCI while it was an operating subsidiary of an affiliate of the Company. In certain instances, the Company was also a party to the lawsuit due to its affiliation with DCI. The Company is no longer a defendant in any litigation related to the activities of DCI. In 2013,in the conclusion of litigation that was tried in 2004, plaintiffs in that case (the "DCI Plaintiffs") were awarded a judgment of $26.5 million against DCI (the “DCI Judgment”). In 2014, third parties were awarded a judgment against certain of the DCI Plaintiffs in a matter not involving the Company or DCI. Those parties are now pursuing a garnishment action against the DCI Judgment. Those parties have requested from the Company certain information related to DCI while it was an operating subsidiary of an affiliate of the Company and certain other information related to the activities of DCI.

In December 2000, the Company and DCI entered into a Litigation Cost Sharing Agreement whereby the Company agreed to advance DCI’s portion of the costs of defending certain litigation against it. The Litigation Cost Sharing Agreement currently remains in effect. Litigation costs advanced by the Company on behalf of DCI are loans and carry simple interest at the rate of Prime plus 8% per annum. At December 31, 2016, the total amount due to the Company under the Litigation Cost Sharing Agreement, including interest, was $10.2 million. Neither DCI nor Mr. Benedetti expects to derive any monetary benefit from the arrangement other than the advancement of the litigation costs.  Neither DCI nor its parent company has made any payments to the Company. The Audit Committee approved the Litigation Cost Sharing Agreement in accordance with our Related Person Policy.

PROPOSAL FOUR

RATIFICATION OF THE SELECTION
OF THE COMPANY’S AUDITORS

The Audit Committee has selected the firm of BDO USA, LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2017. BDO USA, LLP has audited the financial statements of the Company since 2006, including for the fiscal year ended December 31, 2016.

In the event that shareholders do not ratify the selection of BDO USA, LLP, the Audit Committee will consider making a change in auditors for the Company for the fiscal year ending December 31, 2018.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of BDO USA, LLP as the Company’s independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent auditor. The members of the Audit Committee and the Board of Directors believe that continued retention of BDO USA, LLP to serve as the Company’s independent auditor is in the best interest of the Company and its shareholders.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

AUDIT INFORMATION

Independent Registered Public Accounting Firm Fees

The following information is furnished with respect to fees billed for professional services rendered to the Company by BDO USA, LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2016 and 2015, respectively, and fees billed for other services rendered by BDO USA, LLP during those periods. Information related to audit fees for 2016 includes amounts billed through December 31, 2016, and additional amounts estimated to be billed for the 2016 period for audit services rendered.

	For Fiscal Year Ended December 31,
	2016	2015
Audit Fees (1)	$349,650	$303,945
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	—	7,000
Total	$349,650	$310,945

(1)
Audit Fees include: (i) the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) for 2015, subsidiary audit fees.

(2)	During 2015, BDO USA, LLP performed certain agreed upon procedures related to the Company’s master servicing responsibilities on certain securitization financing issuances.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, all audit (including audit-related) and non-audit services performed by BDO USA, LLP, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company’s independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The following Audit Committee Report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee, among other responsibilities, engages the independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls. The Audit Committee is comprised of three directors, each of whom is independent for audit committee purposes, as defined by the regulations of the SEC and the New York Stock Exchange listing standards.

The Audit Committee has reviewed and discussed with management and the independent accountants the Company’s audited financial statements and the results of their examination and evaluation of the Company’s internal controls for fiscal year 2016. In addition, the Audit Committee has discussed with the independent accountants the matters required to be discussed under auditing standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received from the independent accountants written disclosures and a letter regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, as required by the applicable requirements of the Public Company Accounting Oversight Board. These disclosures have been reviewed by the Audit Committee, and the Audit Committee has discussed with the independent accountants the independent accountants’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2016 for filing with the SEC.

Audit Committee

Barry A. Igdaloff, Chairperson
Valerie A. Mosley
Robert A. Salcetti

SHAREHOLDER PROPOSALS

If any shareholder desires to present a proposal to be acted upon at the 2018 Annual Meeting of Shareholders (including a nomination for director), written notice of such proposal must be received, in proper form, by the Secretary of the Company no later than December 31, 2017 and no earlier than October 2, 2017. The proxy solicited by the Board of Directors for the 2018 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal within this time period, in writing delivered to the Company’s Secretary. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2018 Annual Meeting, the proposal must comply with Exchange Act Rule 14a-8 and must be received by the Company’s Secretary, at the Company’s principal office, on or before December 1, 2017.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2016 and a list of all its exhibits will be supplied without charge to any shareholder upon written request sent to the Company’s principal executive offices: Dynex Capital, Inc., Attention: Investor Relations, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060. Exhibits to the Form 10-K are available for a reasonable fee. You may also view the Company’s Annual Report on Form 10-K and its exhibits online at the SEC web page at www.sec.gov or via the Company’s web page at www.dynexcapital.com under “Investor Center - SEC Filings.”

By Order of the Board of Directors

Stephen J. Benedetti
Executive Vice President, Chief Financial Officer,
Chief Operating Officer and Secretary

March 31, 2017

Dynex Capital, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2017.

Vote by Internet

- Go to **www.envisionreports.com/DYNX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 4, and 1 YEAR for Proposal 3.

1. **ELECTION OF DIRECTORS**

Nominees: 01 - Byron L. Boston; 02 - Michael R. Hughes; 03 - Barry A. Igdaloff; 04 - Valerie A. Mosley; 05 - Robert A. Salcetti

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Proposal to provide advisory approval of the compensation of the Company's named executive officers as disclosed in the proxy statement.	☐	☐	☐
4. Proposal to ratify the selection of BDO USA, LLP, independent certified public accountants, as auditors for the Company for the 2017 fiscal year.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Proposal to vote, on an advisory and non-binding basis, on the frequency of future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02JEMB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders To Be Held on May 16, 2017:
The Proxy Statement and the 2016 Annual Report to Shareholders are available at: **http://www.envisionreports.com/DYNX**

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Dynex Capital, Inc.

Annual Meeting of Shareholders – May 16, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Stephen J. Benedetti and Alison G. Griffin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dynex Capital, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 16, 2017 or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, "1 YEAR" FOR PROPOSAL 3 AND "FOR" PROPOSAL 4.

(Continued and to be marked, dated and signed, on the other side)